EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

PPA ACQUISITION CORP.

PPA ACQUISITION, L.L.C.

EATON VANCE ACQUISITIONS

and

THE OTHER PERSONS PARTY HERETO

Dated as of June 4, 2003

3	Representations and Warranties of Buyers		22
	3.1	Status; Authorization, etc.	22
	3.2	No Conflicts, etc.	22
	3.3	Brokers, Finders, etc.	22
	3.4	Purchase for Investment	22
	3.5	Statutory Disqualification	22
	3.6	Satisfaction of Conditions in Section 15(f) of the 1940 Act	23
	3.7	Litigation	23
	3.8	Disclosure	23

4	Covenants of Seller, the Company and the Members		23
	4.1	Conduct of Business	23
	4.2	No Solicitation	25
	4.3	Access and Information	25
	4.4	Subsequent Financial Statements and Reports; Filings	26
	4.5	Public Announcements	26
	4.6	Further Actions	26
	4.7	Further Assurances	27
	4.8	Client Consents	27
	4.9	Use of Parametric Name	27
	4.10	Updating of Schedules	28

5	Covenants of Buyer		28
	5.1	Public Announcements	28
	5.2	Further Actions	28
	5.3	Section 15(f) of the 1940 Act	28
	5.4	Updating of Schedules	29

6	Certain Additional Covenants		29
	6.1	Taxes	29
	6.2	Transitional Arrangements	30
	6.3	Eaton Vance Stock Options	30
	6.4	Board and Shareholder Approvals; SEC Filings	30
	6.5	Certain Matters Relating to Seller	31
	6.6	Post-Closing Benefits	32

7	Conditions Precedent		32
	7.1	Conditions to Obligations of Each Party	32
	7.2	Conditions to Obligations of Buyer	32
	7.3	Conditions to Obligations of Seller, the Company and the Members	35

8	Termination		36
	8.1	Termination	36
	8.2	Effect of Termination	37

9	Indemnification		37
	9.1	Indemnification by Seller and the Members	37
	9.2	Indemnification by Buyer	41
	9.3	Indemnification Procedures	41
	9.4	Survival of Representations and Warranties, etc.	43
	9.5	Other	43

10	Definitions		44
	10.1	Terms Generally	44
	10.2	Certain Terms	44

11	Miscellaneous		55
	11.1	Expenses	55
	11.2	Notices	56
	11.3	Governing Law, etc.	57
	11.4	Members’ Representative	58
	11.5	Binding Effect	58
	11.6	Assignment	58
	11.7	No Third Party Beneficiaries	58
	11.8	Amendment; Waivers, etc.	58
	11.9	Specific Performance	59
	11.10	Entire Agreement	59
	11.11	Confidentiality	59
	11.12	Business Trusts	59
	11.13	Severability	60
	11.14	Headings	60
	11.15	Counterparts	60

	EXHIBITS:

	EXHIBIT A Form of Certificate of Conversion
	EXHIBIT B Form of Certificate of Formation
	EXHIBIT C List of 2003 Option Grantees
	EXHIBIT D Form of Stock Option Agreement
	EXHIBIT E List of Employment Agreement Designees
	EXHIBIT F Form of Employment Agreement
	EXHIBIT G List of Restrictive Covenant Agreement Designees
	EXHIBIT H Form of Restrictive Covenant Agreement
	EXHIBIT I Form of Perkin Coie Opinion
	EXHIBIT J Forms of Opinions of Counsel to Buyer
	EXHIBIT K Certain Clients
	EXHIBIT L Form of Company Operating Agreement
	EXHIBIT M Form of Pledge Agreement
	EXHIBIT N Pro Rata Shares of Members
	EXHIBIT O Form of Post-Conversion Consent

STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 4, 2003, is made by and among Eaton Vance Acquisitions, a Massachusetts business trust (“Buyer”), PPA Acquisition, L.L.C., a Delaware limited liability company (“Seller”), PPA Acquisition Corp., a Delaware corporation doing business under the name “Parametric Portfolio Associates” (together with the resulting entity of the Conversion (as defined below), the “Company”), and each of Brian Langstraat and David M. Stein (the “Members”). Certain terms used in this Agreement are defined in Section 10.

WITNESSETH:

     WHEREAS, Seller owns beneficially and of record all of the issued and outstanding shares of the common stock of the Company (the “PPA Stock”), which constitute all of the issued and outstanding capital stock of the Company;

     WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, 640 shares of PPA Stock, constituting in the aggregate 80.0% of the capital stock of the Company (the “Purchased PPA Stock”), on the terms and conditions and for the consideration described in this Agreement, with the result that Seller would retain 160 shares of PPA Stock, constituting in the aggregate 20.0% of the capital stock of the Company (the “Retained PPA Stock”) (such purchase and sale, the “Share Purchase”);

     WHEREAS, it is contemplated by this Agreement that, immediately subsequent to the Share Purchase and pursuant to Section 266 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-214 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and to Certificates of Conversion and Formation in the forms attached as Exhibits A and B hereto (the “Conversion Certificates”), the Company will convert from a Delaware corporation into a Delaware limited liability company named “Parametric Portfolio Associates LLC” (the “Conversion”);

     WHEREAS, as a result of the Conversion, the outstanding capital stock of the Company shall be converted into an aggregate of (a) 432,177 Class A Units of economic interest in the Company (as described in the Company Operating Agreement, the “Class A Units”), constituting in the aggregate 43.2177% of the aggregate capital interests in the Company and having no rights of participation in distributions of operating profits of the Company and (b) 567,823 Class B Units of capital interest in the Company (as described in the Company Operating Agreement, the “Class B Units”), constituting in the aggregate 56.7823% of the aggregate capital interests in the Company and, on issuance, entitling the holders to all distributions of operating profits, subject to the terms and conditions of this Agreement and the Company Operating Agreement (including the subsequent issuance of the Class C Units);

     WHEREAS, as a result of the foregoing conversion of the capital stock of the Company into Class A Units and Class B Units as contemplated by the Conversion Certificates, (a) immediately subsequent to the Conversion, Buyer shall hold 345,741.6 Class A Units and 454,258.4 Class B Units, constituting in the aggregate 80% of each of the Class A Unit and of the Class B Units, and (b) immediately subsequent to the Conversion, Seller shall hold 86,435.4 Class A Units (the “Retained Class A Units”) and 113,564.6 Class B Units (the “Retained Class B Units”, and together with the Retained Class A Units, the “Retained Units”), constituting in the aggregate 20% of each of the Class A Units and of the Class B Units;

     WHEREAS, it is contemplated by this Agreement that immediately subsequent to the Conversion, Buyer will contribute the Class C Contribution to the Company (the gross proceeds of which shall be applied to or reserved for application to repayment, subsequent to Closing, of the Permitted Debt), in consideration of which the Company shall issue to Buyer 36,244 Class C Units (the “Class C

Units”) having an aggregate liquidation preference equal to the aggregate amount of the Class C Contribution and entitling Buyer to 6% of all distributions of operating profits of the Company (such contribution and issuance, the “Class C Issuance”); and

     WHEREAS, it is the parties’ intent that each of the foregoing transactions be conditioned and contingent upon the occurrence of each of the others, notwithstanding the formal sequence of events described above.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1	Closing; Purchase Price, Holdback and Adjustments.

          1.1     Sale and Purchase of PPA Stock. Subject to the terms and conditions hereof, at the Closing Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Purchased PPA Stock, constituting in the aggregate 80% of the capital stock of the Company. The purchase price for the Purchased PPA Stock shall consist of a cash payment to Seller in an amount equal to the result obtained by subtracting (a) the sum of (i) the amount of the Class C Contribution plus (ii) all fees, costs and expenses incurred or to be incurred by Buyer in connection with the Transaction Insurance, including without limitation, all premiums paid or payable in respect of the full six-year term thereof and the Insurer’s due diligence fees and expenses (in the aggregate, the “Transaction Insurance Costs” (provided, however, that if Buyer purchases Transaction Insurance with an aggregate limit of coverage in excess of $7,000,000, then the premium included in the Transaction Insurance Costs shall be deemed to be the lesser of (x) the premium paid or payable in respect of the full six-year term thereof for the Transaction Insurance actually purchased and (y) $300,000)), from (b) $27,974,000.00 (such result, the “Purchase Price”), subject to the Holdback and Purchase Price Adjustments as provided in Sections 1.5, 1.6, 1.7 and 1.8.

          1.2     Delivery of Purchase Price and Net Working Capital Adjustment. Buyer shall deliver the Purchase Price and the Class C Contribution in cash at Closing (as reduced by the amount of the Holdback pursuant to Section 1.8) by wire transfer of immediately available funds. Seller shall deliver the excess, if any, of the Net Working Capital Adjustment (if any) to be paid to Buyer over the Net Working Capital Holdback within five (5) business days after the Net Working Capital Adjustment is finally determined pursuant to Section 1.6.

          1.3      Class C Contribution. At the Closing, the Company shall issue the Class C Units to Buyer in consideration of Buyer’s delivery to the Company of the Class C Contribution.

          1.4     Closing. The closing of the sale and purchase of the Purchased PPA Stock and of the other Contemplated Transactions (the “Closing”) shall take place at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Boston, Massachusetts, at 10:00 a.m. on the third business day following the satisfaction (or written waiver) of the conditions precedent set forth in Section 7 of this Agreement, or at such other place, date and time as the parties hereto may agree in writing (the “Closing Date”). At the Closing, the following shall occur:

          (a)      Seller shall deliver to Buyer, free and clear of any Liens, the Purchased PPA Stock, together with one or more certificates representing all of the Purchased PPA Stock, duly endorsed in blank or accompanied by appropriate instruments of transfer duly executed in blank, and bearing or accompanied by all requisite transfer stamps;

          (b)      Buyer shall pay the Purchase Price to Seller for the Purchased PPA Stock so delivered by Seller by wire transfer of immediately available funds to the account by Seller designated in writing at least two (2) business days prior to the Closing Date;

          (c)      The Conversion shall occur in accordance with the terms of the DLLCA, the DGCL and the Conversion Certificates, and the Company, Buyer and Seller shall execute and deliver an operating agreement in the form of the Company Operating Agreement, with the result, inter alia, that each then outstanding share of PPA Stock will be converted into 540.22125 Class A Units and 709.77875 Class B Units;

          (d)      Buyer shall contribute the Class C Contribution to the Company by wire transfer of immediately available funds to the account of the Company designated in writing at least two (2) business days prior to the Closing Date; and

          (e)      The Company shall issue and deliver to Buyer the Class C Units, free and clear of any Liens, together with a certificate representing the same.

The events described in paragraphs (a) and (b) preceding shall take place simultaneously with each other and immediately prior to the Conversion, which shall be immediately followed by the events described in paragraphs (d) and (e) preceding; provided, however, that all of the foregoing shall together constitute the Closing and no such event shall be deemed to have occurred unless all shall have occurred.

          1.5     Client Consents Adjustment. (a) Seller represents and warrants that Schedule 1.5 sets forth a complete and accurate list of its Signing Date Clients, together with the Signing Date Fee Revenues attributable to each. The Aggregate Signing Date Fee Revenues reflected on Schedule 1.5 are $11,275,579. If, at Closing, the Company shall have received Client Consents from Signing Date Clients representing aggregate Signing Date Fee Revenues that are less than 95% of Signing Date Fee Revenues, then at Closing an amount (the “Client Consents Holdback”) shall be retained by Buyer, and not then paid over to Seller, equal to the excess of (i) $27,974,000.00 over (ii) the product of (x) $27,974,000.00 times (y) a fraction, the numerator of which is the aggregate Signing Date Fee Revenues represented by Signing Date Clients from whom Client Consents have then been received and the denominator of which is an amount equal to 95% of Aggregate Signing Date Fee Revenues.

          (b)      Seller shall, not later than the close of business on the second business day preceding the scheduled Closing Date, deliver to Buyer a certificate (the “Closing Client Consents Certificate”) setting forth a list of all Signing Date Clients from whom Client Consents have been received and the amount of the Client Consents Holdback, if any, associated therewith, together with supporting calculations and such additional supporting documentation as Buyer may request. If Buyer disagrees with Seller’s proposed amount for the Client Consents Holdback, Buyer shall provide Seller with written notice of such disagreement (the “Client Consents Holdback Notice”), setting forth Buyer’s determination as to the proper amount of the Client Consents Holdback. Buyer shall then reduce the Purchase Price at Closing by the amount of the Client Consents Holdback set forth in the Client Consents Holdback Notice.

          (c)      Seller shall have an additional 60 day period after Closing in which it shall use all commercially reasonable efforts to obtain, and Buyer shall cooperate with Seller in soliciting, Client Consents from all remaining Clients. If, on the 61st day following the Closing Date, the Company shall have received Client Consents from Signing Date Clients representing aggregate Signing Date Fee Revenues that are less than 95% of Signing Date Fee Revenues, then the Purchase Price shall be reduced by an equal to the excess of (i) $27,974,000.00 over (ii) the product of (x) $27,974,000.00 times (y) a fraction, the numerator of which is the aggregate Signing Date Fee Revenues represented by Signing Date Clients from whom Client Consents have then been received and the denominator of which is an amount equal to 95% of Aggregate Signing Date Fee Revenues (such adjustment, the “Client Consents

Adjustment”). The Client Consents Adjustment shall be paid by offset against the Client Consents Holdback. Buyer shall provide Seller with notice of the amount of the Client Consents Adjustment as promptly as is practicable after such 61st day following Closing, but in any event within 90 days of the Closing Date, together with such supporting calculations as are reasonably necessary to confirm the amount thereof (the “Client Consents Adjustment Notice”). Contemporaneously with the delivery of the Client Consents Adjustment Notice, Buyer shall deliver to Seller the amount of the Client Consents Holdback remaining, if any, after giving effect to the Client Consents Adjustment and any further rights of setoff permitted to Buyer hereunder against the same, by wire transfer of immediately available funds to such accounts as shall be designated by Seller in writing at least three (3) business days prior to the 61st day following the Closing Date.

          (d)      Any disputes as to the Client Consents Adjustment shall be resolved, and the amount of the Client Consents Adjustment finally determined, in accordance with Section 1.7.

          1.6     Post-Closing Adjustment. (a) Buyer shall deliver to Seller, within 60 days after the Closing Date, a balance sheet of the Company as of the Closing Date (including the accounts receivable schedule described below and attached thereto, the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP and, to the extent compatible with GAAP, in a manner consistent with the Balance Sheet; provided, that (i) all liabilities of the Company shall be fully reflected on an accrual basis on the Closing Date Balance Sheet (including, without limitation, (x) accrual of all employee bonuses, deferred compensation or other obligations, (y) accrual of a current liability in an amount corresponding to pre-paid services and (z) accrual of all appropriate reserves), (ii) the Closing Date Balance Sheet shall not give effect to any write-up of the value of intangible assets that may be required or permitted under GAAP in connection with the consummation of the Contemplated Transactions, (iii) the Closing Date Balance Sheet shall give effect to the transactions contemplated by the Contribution Agreement, but not to the issuance and purchase of the Class C Units, and (iv) the accounts receivable schedule included in the Closing Date Balance Sheet shall separately identify the amount of each account receivable and the portions thereof that are in respect of services billed in advance and services billed in arrears. Seller and the Members shall cooperate with Buyer and the Company in the preparation of the Closing Date Balance Sheet.

          (b)      The Purchase Price shall be reduced, dollar for dollar, by the amount of the excess, if any, of (x) the sum of (i) the total liabilities of the Company shown on the Closing Date Balance Sheet (including, subject to paragraph (d) below, accrual of the full amount of the tax liabilities of the Company arising out of the Contemplated Transactions) less the amount of the Permitted Debt plus (ii) the Target Adjusted Working Capital, over (y) the aggregate cash, Cash Equivalents, pre-paid expenses and accounts receivable of the Company shown on the Closing Date Balance Sheet. The amount obtained by subtracting clause (x)(i) in the preceding sentence as reflected on the Closing Date Balance Sheet from clause (y) in the preceding sentence as reflected on the Closing Date Balance Sheet is referred to in this Agreement as the “Closing Date Adjusted Working Capital”. Any adjustment of the Purchase Price pursuant to this Section 1.6 is referred to in this Agreement as a “Net Working Capital Adjustment”, and together with the Client Consents Adjustment, the “Purchase Price Adjustments.” The Net Working Capital Adjustment, if any, to be paid by Seller to Buyer shall be paid first by offset against the Net Working Capital Holdback and, if in excess thereof, as provided in Section 1.2 above.

          (c)      Any disputes as to the Net Working Capital Adjustment shall be resolved, and the amount of the Net Working Capital Adjustment finally determined, in accordance with Section 1.7.

          (d)      For purposes of determining the tax liabilities of the Company arising out of the Contemplated Transactions and reported on the Closing Date Balance Sheet, the parties agree that the Conversion shall be treated as a liquidation of a corporation and distribution of the assets of the same to its shareholders in accordance with Section 332 of the Code, and that the aggregate value of the Class A and Class B Units deemed distributed by the Company to Buyer and Seller in connection with the conversion shall equal 125% of the Purchase Price.

          (e)      Seller and the Members shall cause the Company to have a balance of cash and Cash Equivalents at Closing of at least $500,000.

          (f)      Seller, Buyer and the Company agree that any amounts received from the State of Washington in refund of any overpayment of Washington state excise taxes disclosed on Schedule 2.15(c) hereof shall be distributed by the Company (net of (i) all costs and expenses of the Company incurred or accrued after the date hereof in the pursuit of such refund claim and (ii) any Taxes paid or payable by the Company and/or Buyer as a result of the receipt of such refund) to Seller, and that notwithstanding any provision of the Company Operating Agreement to the contrary all items of income and loss associated with such refund shall be allocated solely to Seller.

          1.7     Disputes as to Purchase Price Adjustments. Unless Seller delivers to Buyer, within 20 calendar days after the delivery of the Client Consents Adjustment Notice or the Closing Balance Sheet, as the case may be, written notice of Seller’s disagreement therewith, such Client Consents Adjustment Notice or Closing Balance Sheet, as the case may be, shall be conclusive and binding on the parties for purposes of calculating the corresponding Purchase Price Adjustment. Any notice delivered by Seller pursuant to the preceding sentence must state with specificity the reasons for Seller’s disagreement and identify the items and amounts in dispute. If Buyer and Seller do not agree upon the respective Purchase Price Adjustment within 30 days after delivery of such notice of disagreement by Seller, then Buyer and Seller shall promptly engage the Boston, Massachusetts office of the accounting firm of Ernst & Young LLP or another firm of independent accountants agreed upon by Buyer and Seller (the “Independent Accountants”) to resolve the dispute. The engagement agreement with the Independent Accountants shall require the Independent Accountants to resolve the dispute within 90 days of the engagement. Absent fraud or manifest error, the Independent Accountants’ decision shall be final, binding and conclusive upon the parties hereto. Buyer, on the one hand, and Seller, on the other, shall share equally the fees and expenses of the Independent Accountants.

          1.8     Holdback. (a) Subject to Section 1.8(b) below, the aggregate amount of the Purchase Price which shall be retained by Buyer and not paid over to Seller at Closing (such aggregate amount, the “Holdback”) shall be equal to the sum of the following:

(i) the Client Consents Holdback;
(ii) $210,000 (the “Net Working Capital Holdback”);
(iii) $500,000 (the “Primary Holdback”); and
(iv) $500,000 (the “Umbrella Holdback” and, together with the Primary Holdback, the “Indemnity Holdback”).

The Client Consents Holdback, if any, remaining after reduction by setoff in respect of the amount of the Client Consents Adjustment as finally determined pursuant to Section 1.7, shall be delivered to Seller by wire transfer of immediately available funds to an account designated by Seller within three business days of such final determination. The Net Working Capital Holdback, if any, remaining after reduction by setoff in respect of the amount of the Net Working Capital Adjustment as finally determined pursuant to Section 1.7, shall be delivered to Seller by wire transfer of immediately available funds to an account designated by Seller within three business days of such final determination. Demands by Buyer Indemnitees for indemnification under Section 9.1 hereof may be offset by Buyer against the Indemnity Holdback in accordance with the priorities set forth in Section 9.1(c) hereof. The amount of the Indemnity Holdback, if any, remaining after all exercises of the rights of setoff described in Section 9.1(c)

shall be delivered to Seller by wire transfer of immediately available funds to an account designated by Seller within 30 days of the second anniversary of the Closing Date; provided, however, that Buyer may continue to retain some or all of the Indemnity Holdback as security for unresolved Losses and/or claims that were the subject of Notices of Claim delivered as provided in Section 9.4 on or before the date that is 30 days after the second anniversary of the Closing Date, to be subject to setoff against Losses arising out of the matters that are the subject of such Notices of Claim and the remaining retained amount of the Indemnity Holdback to be released when and as such Losses and setoffs are finally determined.

          (b)      Notwithstanding Section 1.8(a) above, Buyer may, in its sole discretion after review of the financial statements and, if other than natural persons, Organizational Documents of such members or Affiliates, waive the requirement of all or any portion of the Indemnity Holdbacks provided that one or more members of Seller, or Affiliates of such members, jointly and severally guarantee to Buyer, by written agreement in form and substance acceptable to Buyer in its sole discretion, payment of the amounts, if any, that are required to be paid pursuant to Section 9.1(c)(i) and 9.1(c)(iii) that otherwise would have been satisfied with the waived portion of the Indemnity Holdbacks.

     2     Representations and Warranties of Seller and the Members. Seller and the Members represent and warrant to Buyer as follows, as of the date hereof and as of the Closing Date:

          2.1     Power and Authority. (a) Seller. Seller has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is designated a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is designated a party, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite limited liability company action of the managers of Seller and as of Closing will have been duly authorized by all requisite limited liability company action of the members of Seller, including the unanimous approval of the Contemplated Transactions by all members of Seller in accordance with all applicable Law and the waiver by such members of all appraisal, dissenters’ or comparable rights as members of Seller. Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it is designated a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered by Seller will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms.

          (b)      The Company. The Company, both as of the date hereof and as of the Closing Date but before giving effect to the Conversion, has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is designated a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and as of the Closing Date after giving effect to the Conversion (and assuming due execution and delivery by EVA of the Company Operating Agreement and by the initial EVA Managers (as designated therein) and EVA of a unanimous written consent of members and managers in substantially the form attached as Exhibit O hereto (the “Post-Conversion Consent”)) will have full limited liability company power and authority to execute and deliver the Ancillary Agreements to which it is designated a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is designated a party, the performance of the Company’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been (or, in the case of the Conversion and Class C Issuance, as of Closing will have been) duly authorized by all requisite corporate action of the Company. The Company has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it is designated a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered by the Company will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms.

          (c)      Members. Each Member has full power, capacity and authority to execute and deliver this Agreement and the Ancillary Agreements to which he or she is designated party, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Member has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which he or she is designated a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered by such Member will constitute, the legal, valid and binding obligation of each Member enforceable against such Member in accordance with its respective terms. Each Member represents and warrants that no litigation, dispute or controversy exists between such Member and any other Member in respect of Seller, the Company or any ownership therein.

          2.2     Title, Capitalization, etc. (a) Title. Seller owns, beneficially and of record, all of the PPA Stock, free and clear of any Liens other than (a) restrictions on transfer imposed by the Certificate of Incorporation and Bylaws of the Company, (b) applicable restrictions on the transferability of unregistered stock imposed by Federal and state securities laws, and (c) Liens in favor of Buyer created by this Agreement. Upon the delivery of and payment for the Purchased PPA Stock at the Closing as provided for in this Agreement, Buyer will acquire good and valid title to all the Purchased PPA Stock so purchased, free and clear of any Lien other than (a) restrictions on transfer imposed by the Certificate of Incorporation and Bylaws of the Company, (b) applicable restrictions on the transferability of unregistered stock imposed by Federal and state securities laws, and (c) restrictions on transferability created by this Agreement and the Ancillary Agreements.

          (b)      Authorized Capital Stock of the Company. Schedule 2.2(b) contains a complete and correct description, both as of the date hereof and as of the Closing Date but before giving effect to the Conversion, of the authorized and issued and outstanding capital stock of the Company, of which only the PPA Stock is outstanding. All shares of the PPA Stock, both as of the date hereof and as of the Closing Date but before giving effect to the Conversion, are duly authorized, validly issued, fully paid and nonassessable, and, as of the date hereof and immediately prior to the Share Purchase, are owned beneficially and of record by Seller as set forth on Schedule 2.2(b).

          (c)      No Equity Rights. There are no preemptive or similar rights on the part of any holders of any class of securities of the Company. Except for this Agreement and the Ancillary Agreements, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating Seller, the Company, any Member or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any PPA Stock or any other equity interests of the Company, or any securities convertible into or exchangeable for any such PPA Stock or other equity interests in the Company, are outstanding, and no authorization therefor has been given. Except for this Agreement and the Ancillary Documents, there are no outstanding contractual or other rights or obligations to or of the Company, any Member or any other Person to repurchase, redeem or otherwise acquire any outstanding PPA Stock or other equity interests of the Company.

          2.3     No Conflicts, etc. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, the Company and the members of Seller (including each Member), and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of the Company, under, (a) assuming that all Consents expressly required to be made or obtained under this Agreement between the date hereof and Closing pursuant to Sections 4.4, 4.6(b), 4.8, 6.4 and 7.2(c) have been so made or obtained as of

Closing, any Law applicable to the Company or any of their respective properties or assets, (b) assuming receipt between the date hereof and Closing of the shareholder, member and board approvals set forth on Schedule 2.3, any provision of any of the Organizational Documents of the Company or Seller, or (c) assuming that all Consents set forth on Schedule 2.18(b) are made or obtained prior to Closing, any Contract, or any other agreement or instrument to which Seller, the Company or any Member is a party or by which any of their respective properties or assets may be bound.

          2.4     Corporate Status. (a) Organization. The Company is as of the date hereof and will be as of the Closing Date immediately prior to the Conversion, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. Upon the Conversion becoming effective, the Company will be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

          (b)      Qualification. The Company is duly qualified or licensed to do business and in good standing in each of the jurisdictions specified in Schedule 2.4(b), which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary.

          (c)      Organizational Documents. Seller has delivered to Buyer complete and correct copies of the Organizational Documents of the Company, as amended, modified or waived through and in effect on the date hereof. Each of such Organizational Documents is in full force and effect as of the date hereof and will be in full force and effect on the Closing Date until the Conversion, upon the occurrence of which the Organizational Documents of the Company shall be the Conversion Certificates and the Company Operating Agreement. The Company is not in violation of any of the provisions of such Organizational Documents. The minute books of the Company, which have heretofore been made available to Buyer, correctly reflect (i) all actions taken by its stockholders that such stockholders were required by applicable Law to take, (ii) all actions taken by the directors of the Company that the board of directors of the Company was required by applicable Law to take and (iii) all other actions taken by the stockholders and directors of the Company.

          2.5     Investments and Subsidiaries; Transfer of Assets. (a) Investments and Subsidiaries. The Company does not own and never has owned, directly or indirectly, any shares of capital stock or other securities of, or interest in, any other Person, except (i) in investment advisory accounts managed by the Company for third persons and (ii) as set forth on Schedule 2.5(a).

          (b)      Transfer of Assets. No dissenter's or other comparable rights are exercisable by any Member or other person in respect of the Contemplated Transactions.

          2.6     Financial Statements. (a) Seller has delivered to Buyer complete and correct copies of the Financial Statements.

          (b)      The Financial Statements are complete and correct in all material respects, have been derived from the accounting books and records of the Company, and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented in the Financial Statements except as may be indicated in the notes thereto and subject, in the case of interim unaudited Financial Statements, only to normal recurring year-end adjustments.

          (c)      The balance sheets included in the Financial Statements present fairly the financial position of the Company as at the respective dates thereof, and the statements of income, statements of stockholders’ equity and statements of cash flows included in such Financial Statements present fairly the results of operations and cash flows of the Company for the respective periods indicated.

          2.7     Regulatory Documents. (a) Each of the Company and Seller has timely filed all forms, reports, notices, registration statements and supplements thereto, advertising or marketing materials and all other documents, together with any amendments required to be made with respect thereto (except any nonmaterial amendments that may be required as a result of the Conversion), that were requested or required to be filed with any Governmental Authority, including the SEC or any Self Regulatory Organization (collectively, the “Regulatory Documents”), and has timely paid all fees and assessments due and payable in connection therewith.

          (b)      The Company and each of its officers and employees which is or who are required to be registered, if so required by the nature of their business, are and have been (and the Company and each such of its officers and employees as of the Closing Date will be and have been) duly registered (i) as an investment adviser under the Advisers Act and under applicable state statutes, (ii) as an investment adviser representative (as defined in the Advisers Act) under applicable state statutes, (iii) as a broker-dealer under the Exchange Act and under applicable state statutes, (iv) as a commodities trading adviser, commodity pool operator, futures commission merchant and/or introducing broker under the Commodity Exchange Act and under applicable state statutes, and (v) with all other applicable Governmental Authorities (including Self Regulatory Organizations), where any such registration is necessary in order for the Company to conduct its business in accordance with applicable Law. Schedule 2.7(b) lists the Governmental Authorities (including Self Regulatory Organizations) with which the Company is registered and the capacity in which it is registered. Each such registration is in full force and effect. Seller has made available to Buyer a true, complete and correct copy of all registration forms filed by the Company or to be filed by the Company to accomplish the registrations listed on Schedule 2.7(b).

          (c)      The Regulatory Documents of the Company and Seller comply and have complied with the requirements of all applicable Laws (including the Exchange Act, the Securities Act, the 1940 Act and the Advisers Act and all rules and regulations thereunder, including the rules and regulations of all Self Regulating Organizations) applicable to such Regulatory Documents, and none of the Regulatory Documents of either the Company or Seller, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.8     Ineligible Persons. Neither the Company nor Seller, nor any "affiliated person" (as defined in the 1940 Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company. Neither the Company nor Seller, nor any “associated person” (as defined in the Advisers Act) thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser. Neither the Company nor Seller, nor any “associated person” (as defined in the Exchange Act) thereof, is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker dealer or as an associated person to a registered broker-dealer.

          2.9     Investment Contracts and Clients. (a) Schedule 1.5 sets forth a true, complete and correct list that identifies each investment advisory client of the Company as of the date hereof, and shows for each client and as of the date hereof, the name, fee arrangements and net assets under management. Each client so listed is being properly served by the Company in accordance with the terms of the Advisory Agreement with respect to such client. The Company has properly administered all accounts for which it acts as an investment adviser or in a similar capacity, in accordance with the terms of the Contracts relating thereto, the Advisers Act and all applicable Laws.

          (b)      To Seller's Knowledge, no material controversy or disagreement exists between the Company and any customer of the Business.

          (c)      The Company has adopted a formal code of ethics and a written policy regarding insider trading and front running, a true, complete and correct copy of which has been made available to Buyer. Such code of ethics and written policy comply in all material respects with Section 17(j) and Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act, respectively. The policies of the Company with respect to avoiding conflicts of interest are as set forth in the Form ADV of the Company. As of the date of this Agreement, to Seller’s Knowledge, there have been no violations or allegations of violations of such policies or the conflict of interest policies that have occurred or been made.

          (d)      Neither the Company nor any other person “associated” (as defined under the Advisers Act) with it, has for a period not less than five years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act and, to Seller’s Knowledge, there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that would reasonably be expected to become the basis for, any such disqualification, denial, suspension or revocation.

          (e)      The Company has not paid a cash fee, directly or indirectly, to any person who, directly or indirectly, solicits any client or prospective client for, or refers any client or prospective client to, the Company.

          (f)      There are no obligations or requirements to refund or return any amounts or funds paid, payable or to be paid under any Advisory Agreement.

          (g)      The Company has not incurred and will not incur any Loss as a result of any failure or alleged failure to be AIMR compliant.

          2.10     Wrap-Fee Programs. All “wrap-fee” programs of the Company are and have been conducted in full compliance with Rule 3a-4 under the 1940 Act and all other applicable Law, including all disclosure and delivery requirements applicable to such programs. All disclosure documents and Advisory Agreements relating to the “wrap fee” programs for which the Company serves as an adviser, sponsor or portfolio manager are set forth in Schedule 2.10, which identifies the program sponsors and underlying clients in respect of each “wrap fee” program sponsored by a third-party.

          2.11     Fund Related Issues. (a) Other than as a subadviser to the Funds, the Company has not acted as sponsor or adviser to any registered investment company (as defined under the 1940 Act). Each Fund is identified on Schedule 2.11(a). The Company has operated and managed each Fund in compliance with the 1940 Act and its investment objectives, policies, and descriptions, including without limitation those set forth in such Fund’s prospectus or statement of additional information of such Fund.

          (b)      The materials supplied by the Company (other than any materials provided by Buyer or its Affiliates describing Buyer and its Affiliates that are included therein) to each Fund Board in connection with the approvals described in Section 6.4 of this Agreement will provide all information necessary in order to satisfy the requirements of Section 15 of the 1940 Act, and such materials and information (other than any materials and information provided by Buyer or its Affiliates describing or in respect of Buyer or any of its Affiliates that are included therein) will be complete in all respects and will not contain any untrue statement of a material fact or omit therefrom a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

          (c)      Except for the approval of the Contemplated Transactions by each Fund Board prior to Closing and the mailing of an information statement to each Fund shareholder subsequent to Closing describing the Contemplated Transactions, no other Consents are required in order to cause each Advisory Agreement between the Company and the Funds to remain in full force and effect after giving effect to the deemed assignment of the same at Closing. Seller has provided to Buyer true and complete copies of (a) each exemptive order applicable to the subadvisory Contracts of each registered Fund and (b) the Organization Documents of each unregistered Fund and any Consents given thereunder with respect to the retention and termination of subadvisors to such Fund.

          2.12     Investment Company Advisory Agreements. Each Advisory Agreement between the Company and any Fund has been duly approved at all times in compliance in all material respects with Section 15 of the 1940 Act and all other applicable Laws. Each such Advisory Agreement has been performed by the Company in accordance with the 1940 Act and all other applicable Laws.

          2.13     Undisclosed Liabilities, etc. The Company has no liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a)  as and to the extent disclosed or reserved against in the Balance Sheet or specifically disclosed in the notes thereto and (b) for liabilities and obligations that (i) were incurred after the date of the Balance Sheet in the ordinary course of business and, if incurred after the date hereof, are not prohibited by this Agreement and (ii) individually and in the aggregate, would not reasonably be expected to be material to the Company or to have or result in a Material Adverse Effect. Since the date of the Balance Sheet, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to become or result in a Material Adverse Effect.

          2.14      Absence of Changes. Since the date of the Balance Sheet, except as specifically permitted after the date hereof pursuant to Section 4.1, the Company has not:

          (a)      declared, set aside, made or paid any dividend or other distribution in respect of their capital stock or other equity interests, or otherwise purchased or redeemed, directly or indirectly, any shares of their capital stock or other equity interests;

          (b)      issued or sold any shares of any class of their capital stock or other equity interests, or any securities convertible into or exchangeable for any such shares or interests, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or interests or any securities convertible into or exchangeable for any such shares or interests;

          (c)      incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to the Company) except for borrowings and repayments in the ordinary course of business;

          (d)      except as set forth in Schedule 2.14, (ii) mortgaged, pledged or otherwise subjected to any Lien, any of its Real Property or other properties or assets, tangible or intangible, except for Permitted Liens in the ordinary course of business;

          (e)      forgiven, cancelled, compromised, waived or released any debts, claims or rights, except for debts, claims and rights against Persons (excluding Seller, the Company and the members of

Seller (including the Members) and any Affiliate of any of them) that were forgiven, cancelled, compromised, waived or released in the ordinary course of business;

          (f)      except as set forth in Schedule 2.14, modified any existing Contract (excluding modifications of immaterial terms (for purposes of illustration, the updating of addresses for notices) that do not, in the aggregate, materially modify such Contract, it being understood that any modifications of fees, term, performances due, or other comparable terms shall in any event be deemed material) or proposed to any Client any modification or amendment to an Advisory Agreement, or entered into (x) any agreement, commitment or other transaction, other than agreements entered into in the ordinary course of business and involving an expenditure of less than $10,000 in each case and $25,000 in the aggregate, or (y) any agreement or commitment that, pursuant to its terms, is not cancelable without penalty on less than 30 days’ notice;

          (g)      except as set forth in Schedule 2.14, paid any bonus to any officer, director, employee, sales representative, agent or consultant, or granted to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form, excluding ordinary course increases in base salary of not more than $10,000 and sales commissions in accordance with the terms of the commission plans set forth on Schedule 2.14;

          (h)      except as set forth in Schedule 2.14, entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding), excluding modifications of immaterial terms (for purposes of illustration, the updating of addresses for notices) that do not, in the aggregate, materially modify such plan, policy, agreement, trust, fund or arrangement, it being understood that any modifications of fees, term, performances due, or other comparable terms shall in any event be deemed material;

          (i)      suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or any change in relations with or any loss of a supplier, customer or employee, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect;

          (j)      amended any of its Organizational Documents;

          (k)      changed in any respect its accounting practices, policies or principles;

          (l)      incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $10,000 in each case or $25,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person);

          (m)      transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, Company Intellectual Property, entered into any licensing or similar agreements or arrangements, or received notice of alleged infringement of or conflict with any rights to Intellectual Property of any Person;

          (n)      sold any assets with a value in excess of $10,000 in each case or $25,000 in the aggregate, other than inventory in the ordinary course of business;

          (o)      made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment; or

          (p)      taken any action or omitted to take any action that would reasonably be expected to result in the occurrence of any of the foregoing.

          2.15     Tax Matters. (a) Except as set forth on Schedule 2.15(a), (i) all Tax Returns relating to the Company or the business or assets thereof that were required to be filed have been duly and timely filed and are correct and complete in all material respects, (ii) all Taxes of the Company (whether or not shown on any Tax Return) that are due and payable prior to or as of the Closing Date by the Company have been paid and (iii) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Taxing authority of a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any asset of the Company.

          (b)      The unpaid Taxes of the Company (i) did not, as of the date of the most recent Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in such Financial Statements (rather than in any notes thereto); and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date (including the consummation of the Contemplated Transactions), as determined in part pursuant to Section 1.6(c).

          (c)      Except as set forth on Schedule 2.15(c), there has been no material claim or dispute (other than a claim or dispute that has been finally settled) concerning any liability for Taxes of the Company asserted, raised or threatened by any taxing authority and, to Seller’s Knowledge, no circumstances exist to form the basis for such a claim or dispute.

          (d)      Except as set forth on Schedule 2.15(d), no Tax Returns of the Company have been or are currently the subject of audit or examination, nor has the Company been notified of any request for an audit or examination, and Seller has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies relating to Taxes that were filed, assessed against, or agreed to by the Company.

          (e)      The Company has not (i) waived any statute of limitations with respect to Taxes, (ii) agreed to any extension of the time period for Tax assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

          (f)      The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company is not a party to any agreement, contract, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          (g)      The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (h)      Except as set forth on Schedule 2.15(h), neither the Company (or any successor thereto or transferee of the assets thereof) nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding provision or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law) arising prior to or on the Closing Date; (iv) installment sale or open transaction disposition made prior to Closing; or (v) prepaid amount received on or prior to the Closing Date.

          (i)      Except for the covenants as to indemnification set forth in this Agreement, the Company is not nor has it been (i) party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) a member of any group of companies filing a consolidated, combined or unitary Income Tax Return. The Company has no liability for the Taxes of any person or entity under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise.

          2.16     Assets. The Company owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use (and after the Contribution Transaction the Company will own or have the aforedescribed rights to use), all of the properties and assets (real, personal or mixed, tangible or intangible), used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business (the “Assets”). The Company has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in (and after the Contribution Transaction the Company will have the aforedescribed title or leasehold interests in), all Assets, including but not limited to all such Assets reflected in the Balance Sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Lien, except Permitted Liens. The Company has maintained all tangible Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible Assets are fully adequate and suitable for the purposes for which they are presently being used. Seller has set forth on Schedules 2.16 and 2.17(b) a list of all tangible Assets, including but not limited to buildings, machinery, equipment and motor vehicles, and identifies the location of such Assets.

          2.17     Real Property. (a) No Owned Real Property. The Company does not and has never owned, nor held any other interest in, any real property other than its leasehold interest under the Fairview Lease.

          (b)      Leases. The Fairview Lease is the sole Lease to which the Company is party. Seller has delivered to Buyer correct and complete copies of the Fairview Lease (including all amendments thereto and assignments and consents given thereunder). The Fairview Lease has been duly assigned to the Company, including the receipt from and giving to the landlord thereunder of all required Consents. The Fairview Lease is legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be so enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder and under the Ancillary Agreements. The Company is not in default, violation or breach in any respect under the Fairview Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would reasonably be expected to constitute a default, violation or breach in any respect under the Fairview Lease. The Fairview Lease grants the tenant under the Fairview Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. The Company has good and valid title to the leasehold estate under the Fairview Lease free and clear of any Liens other than Permitted Liens. The Company enjoys peaceful and undisturbed possession of the real property that is the subject of the Fairview Lease (the “Fairview Property”).

          (c)      Fee and Leasehold Interests, etc. The Fairview Lease constitutes all the fee and leasehold interests in real property held by the Company, and constitutes all of the fee and leasehold interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

          (d)      No Proceedings. To Seller's Knowledge, there are no proceedings in eminent domain or other similar proceedings pending or threatened affecting any portion of the Fairview Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or, to Seller’s Knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by the Company of the Fairview Property.

          (e)      Current Use. To Seller's Knowledge, the use and operation of the Fairview Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting Fairview Property. There is no violation by the Company or, to Seller’s Knowledge, by any other Person of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that affects the Fairview Property or the ownership, operation, use or occupancy thereof. No damage or destruction has occurred with respect to Fairview Property that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.

          (f)      Compliance with Real Property Laws. To Seller's Knowledge, the Fairview Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar Laws affecting the Fairview Property (collectively, the “Real Property Laws”), and the Company has not received any written notice of violation or claimed violation of any Real Property Law. To Seller’s Knowledge, there is no pending or anticipated change in any Real Property Law that would reasonably be expected to have or result in a Material Adverse Effect or a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Fairview Property or any portion thereof. To Seller’s Knowledge, no current use by the Company of the Fairview Property is dependent on a nonconforming use or other Governmental Approval, the absence of which would materially limit the use of any of the properties or assets in the Business.

          (g)      Real Property Consents. Except as set forth in Schedule 2.17(g), the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company, and the consummation of the transactions contemplated hereby and thereby, do not and will not require the Consent of any Person pursuant to the Fairview Lease or, to Seller’s Knowledge, any instrument of record or other agreement affecting the Fairview Property. Except as set forth in Schedule 2.17(g), the enforceability of the Fairview Lease will not be affected in any manner by the execution, delivery or performance of this Agreement or any Ancillary Agreement and the Fairview Lease does not contain any change in control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Contemplated Transactions and the Ancillary Agreements.

          2.18      Contracts. (a) Disclosure. Schedule 2.18(a) contains a complete and correct list, as of the date hereof, of all Contracts. The Company has delivered to Buyer complete and correct copies of all written Contracts, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 2.18(a).

          (b)      Enforceability. All Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect or to materially impair the ability of the Company to perform its obligations hereunder and under the Ancillary Agreements. Except (i) as set forth in Schedule 2.18(b) and (ii) for the existing default under the debt coverage covenants of the Business Loan Agreement, dated as of April 10, 2001 (the “Senior Debt Agreement”), by and between the Company (f/k/a PPA Corporation I) and The Commerce Bank of Washington (the “Senior Lender”), which default has been waived by the Senior Lender in respect of the 2001 and 2002 fiscal years of the Company, there does not exist under any Contract any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of either the Company or, to Seller’s Knowledge, any other Person. Except as set forth in Schedule 2.18(b), the enforceability of all Contracts will not be affected in any manner by the execution, delivery or performance of this Agreement, and no Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Contemplated Transactions.

          (c)      Permitted Debt. All Contracts relating to the Permitted Debt permit the prepayment by the Company of the outstanding principal amount of and accrued but unpaid interest upon such Permitted Debt at or immediately subsequent to Closing without the incurrence of prepayment penalties or other penalties, fees, expenses or costs. As of the date hereof and as of Closing, the aggregate amounts owed in respect of each item of Permitted Debt do not and shall not exceed the amounts set forth in the definition of Permitted Debt in Section 10.2 hereof. Assuming prepayment of the Permitted Debt at or immediately subsequent to Closing, the Company has and shall incur no liability as a result of any violation of the debt coverage ratios in the Senior Debt Agreement in respect of fiscal year 2003.

          2.19     Intellectual Property. (a) Disclosure. Schedule 2.19(a) sets forth a complete and correct list of all Intellectual Property that is owned by the Company (the “Owned Intellectual Property”).

          (b)      Title. The Company owns or has the right to use all of the Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business (the “Company Intellectual Property”) except as set forth in Schedule 2.19(b). The Company has the full and exclusive right to use the Company Intellectual Property for the life thereof for any purpose in connection with the Business, free from (i) any Liens (except for Permitted Liens incurred in the ordinary course of business) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever, except as set forth in Schedule 2.19(b). After giving effect to the Conversion, the Company shall own or have licensed to it all the Company Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing, except as otherwise disclosed in Schedule 2.19(b).

          (c)      Licensing and Similar Arrangements. Schedule 2.19(c) sets forth all written or oral agreements and arrangements (i) pursuant to which the Company has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person, and (ii) pursuant to which the Company has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements and arrangements set forth or required to be set forth in Schedule 2.19(c): (i) are in full force and effect and enforceable in accordance with their terms, and no default exists or is threatened thereunder by the Company, or, to Seller’s Knowledge, by any other Person, that would reasonably be expected to have or to result in a Material Adverse Effect, or that would reasonably be expected to materially impair the ability of the Company to perform its respective obligations hereunder and under the Ancillary Agreements, (ii) license or permit that which they purport to license or permit, (iii) are free and clear of all Liens (except for Permitted Liens incurred in the ordinary course of business), and (iv) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Contemplated Transactions. Seller has delivered to Buyer complete and correct copies of all licenses and arrangements (including amendments, supplements, waivers and other modifications) set forth or required to be set forth in Schedule 2.19(c). All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of the Company in respect of any Intellectual Property are reflected in the Financial Statements.

          (d)      No Infringement. To Seller’s Knowledge, the conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To

Seller’s Knowledge, none of the Company Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from the Company.

          (e)      No Intellectual Property Litigation. No claim or demand of any Person has been made or, to Seller's Knowledge, threatened, nor is there any Litigation that is pending or, to Seller’s Knowledge, threatened, that (i) challenges the rights of the Company in respect of any Company Intellectual Property, (ii) asserts that the Company is infringing or otherwise in conflict with, or is (except as set forth in Schedule 2.19(e)), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement set forth or required to be set forth in Schedule 2.19(e). None of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority, or has been the subject of any Litigation within the last ten years, whether or not resolved in favor of the Company.

          (f)      Due Registration, Etc. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure full protection under any applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect. The Company has taken all necessary actions to ensure full protection of the Company Intellectual Property (including maintaining the secrecy of all confidential Intellectual Property) under any applicable Law.

          2.20     Insurance. Schedule 2.20 contains a complete and correct list and summary description of all insurance policies maintained (at present or at any time in the past) by or on behalf of the Company. Seller has delivered to Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the Business, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business. The Company has taken, and will take between the date hereof and Closing, all commercially reasonable actions to cause each policy that is scheduled to expire within 90 days of the date hereof to be renewed on or prior to such expiration date on substantially the same terms (including premiums) as currently in effect. No insurer has given to the Company any notice of intent not to renew, and to Seller’s Knowledge no fact, event or conditions exists that would reasonably be expected to prevent such renewal or give the insurer cause not to renew. Neither Seller nor any Member is named as the insured or beneficiary of any insurance policy relating to casualties or losses of the Business.

          2.21     Litigation. Set forth on Schedule 2.21 is a description of each Litigation pending or, to Seller's Knowledge, threatened by or against, or, to Seller's Knowledge, affecting, the Company or any of its properties or assets. No Litigation set forth on Schedule 2.21, individually or in the aggregate, would reasonably be expected to impair the ability of the Company to perform its obligations hereunder or under any Ancillary Agreement, or to have or result in a Material Adverse Effect (in each case, if adversely determined, and without regard to whether the defense thereof or liability in respect thereof is covered by policies of insurance or any indemnity, contribution, cost sharing or similar agreement or arrangement by or with any other Person). There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against the Company, or that would reasonably be expected to in any way adversely affect the Business or to have or result in a Material Adverse Effect.

          2.22     Compliance with Laws and Instruments; Consents.

          (a)      Compliance. (i) The Company is not and has not been in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its properties, assets, operations or business, (y) any provision of its Organizational Documents, or (z) any Contract, or any other agreement or instrument to which it is party or by which it or any of its properties or assets is bound or affected, and (ii) the Company has not received any written notice of, nor otherwise to Seller’s Knowledge is there, any claim alleging any such conflict, violation, breach or default.

          (b)      Consents. (i) Except as specified in Schedule 2.22(b)(i), no Governmental Approval or other Consent is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

          (ii)      Schedule 2.22(b)(ii) contains a complete and correct list of all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business. Except as set forth in Schedule 2.22(b)(ii), all such Governmental Approvals and other Consents have been duly obtained and are held by the Company and are in full force and effect. The Company is and at all times has been in compliance with all Governmental Approvals and other Consents held by either. There is no Litigation pending or, to Seller’s Knowledge, threatened, that would reasonably be expected to result in the revocation, cancellation, suspension or modification or nonrenewal of any Governmental Approval or Consent set forth on Schedule 2.22(b)(ii). The Company has not been notified that any such Governmental Approval or Consent will be modified, suspended, cancelled modified or cannot be renewed in the ordinary course of business; and there is no reasonable basis for any such revocation, cancellation, suspension, modification or nonrenewal. Except as set forth in Schedule 2.22(b)(ii), the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such Governmental Approval or Consent, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof.

          2.23     Environmental Matters. To Seller's Knowledge, neither the conduct nor operation of the Company nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which its holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability of it, the Company, Buyer, or any affiliate of any of them, under Environmental Laws. The Company has not received any written notice from any Person that the Company or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by it was in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

          2.24     Affiliate Transactions. (a) Schedule 2.24(a) contains a complete and correct list of all Contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company, on the one hand, and Seller or any Member or any of their Affiliates (other than the Company), on the other hand, are or have been a party or otherwise bound or affected. Except as disclosed in Schedule 2.24(a), each Contract, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Schedule 2.24(a) was on terms and conditions as favorable to the Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than the Company or any of its Affiliates.

          (b)      Except as set forth in Schedule 2.24(b), no stockholder, officer, director or employee of the Company, nor, to Seller's Knowledge, any family member, relative or Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis (but excluding the ownership of the PPA Stock by Seller and the ownership by the members of Seller of the outstanding membership interests of Seller), any interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, or (y) any Person, that is a supplier, customer or competitor of the Company (excluding for all purposes of this clause (i) the ownership of less than 1% of the outstanding capital stock or other equity interests of any Person whose securities are publicly traded) (ii) serves as an officer, director or employee of any Person that is or, as of the Closing Date, will be a supplier, customer or competitor of the Company or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of the Company.

          2.25     Employees, Labor Matters, etc. The Company is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company. There has not occurred or, to Seller’s Knowledge, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to Seller’s Knowledge, threatened with respect to any employee of the Company. The Company has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, would not reasonably be expected to result in any material liability or obligation on the part of the Company or Buyer or any of their Affiliates, or have or result in a Material Adverse Effect.

          2.26     Employee Benefit Plans and Related Matters; ERISA.

          (a)      Employee Benefit Plans. Schedule 2.26(a) sets forth a complete and correct list of each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of the Company or the beneficiaries or dependents of any such employee or former employee (collectively, the “Employees”) or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Company, the shareholders of the Company or any other trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code (such other trades and businesses hereinafter referred to as the “Related Persons”), or to which the Company, the shareholders of the Company, or any Related Person contributes or is or has been obligated or required to contribute (collectively, the “Plans”). With respect to each such Plan, the Company has provided Buyer complete and correct copies of: (i) such Plan, if written, or a description of such Plan if not written, and (ii) to the extent applicable to such Plan, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the Department of Labor and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document. None of the Company, Seller and the Members has communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

          (b)      Qualification. Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code or has remaining a period of time under applicable law in which to apply to the IRS for such letter, and, except for legislative changes that will require each Plan to be updated and resubmitted to the IRS for approval, nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax-exempt status.

          (c)      Compliance; Liability.

          (i)      Neither the Seller nor the Company, nor any Related Person, maintains or contributes to, and has never maintained or contributed to, a Plan that is subject to Title IV of ERISA.

          (ii)      Neither Seller nor the Company, nor any Related Person, has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to Seller, the Company, or any such Related Person or, following the Closing, Buyer or any of its Affiliates. All contributions and premiums required to have been paid on or prior to the Closing Date by the Company, Seller or any Related Person to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (including each Plan) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law or collective bargaining agreement (including ERISA and the Code) have been paid within the time prescribed by any such plan, agreement or applicable Law.

          (iii)      Each of the Plans has been operated and administered in all respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements, except for any failure so to comply that, individually and in the aggregate, would not reasonably be expected to result in a material liability or obligation on the part of the Company, Seller, or Buyer or any of its Affiliates, or have or result in a Material Adverse Effect. There are no material pending or, to Seller’s Knowledge, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of the Company).

          (iv)      No Plan is a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA.

          (v)      Each Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under Sections 412 and 302 of the Code and ERISA, respectively, and no such Plan has incurred an “accumulated funding deficiency” within the meaning of such sections, whether or not waived.

          (vi)      No Employee is or will become entitled to post-employment benefits of any kind by reason of employment by the Company, including, without limitation, death or medical benefits (whether or not insured), other than (A) coverage mandated by Section 4980B of the Code, (B) retirement benefits payable under any Plan qualified under Section 401(a) of the Code or (C) deferred compensation accrued as a liability on the Closing Date Balance Sheet. The consummation of the Contemplated Transactions will not (X) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee; (Y) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code; or (Z) constitute or involve a prohibited transaction as defined under ERISA or the Code, or a breach of fiduciary duty under Title I of ERISA.

          (vii)      The Company (including any Affiliate thereof) has at all times (A) properly classified its workers as employees and independent contractors under IRS regulations; (B) properly withheld and paid over to the IRS all applicable employment taxes and other required payments; and (C) provided benefits under each Plan to all eligible persons in accordance with the provisions of the applicable Plan.

          (viii)      No prohibited transaction as defined under ERISA or the Code or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Plan or with respect to the Company, Seller or any Related Person.

          (ix)      No partial termination (as defined under Section 411(d)(3) of the Code) of any Plan has occurred or is reasonably likely to occur.

          2.27     Accounts Receivable. Seller has delivered or caused to be delivered to Buyer a complete and accurate aging of all accounts receivable of the Company as of the end of each monthly period since the date of the Balance Sheet. No account receivable of the Company reflected on the Balance Sheet and no account receivable arising after the date of the Balance Sheet and reflected on the books of the Company is uncollectable or subject to counterclaim or offset, except to the extent reserved against thereon. All accounts receivable reflected on the Balance Sheet or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Company. All allowances, rebates and cash discounts to customers of the Company are as shown on its books and records and in no event exceed one percent of receivables to which they relate.

          2.28     Bank Accounts. Schedule 2.28 sets forth a complete and correct list containing the names set forth of each bank in which the Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

          2.29     Brokers, Finders, etc. Except for the retention of the Person set forth on Schedule 2.29, the fees and expenses of which will be borne by Seller, all negotiations relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Seller, the Company or the Members in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against Seller, the Company, any Member or Buyer for any brokerage, financial advisory, investment banker or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant or adviser to Seller, the Company, or the Member upon consummation of the transactions contemplated hereby or thereby.

          2.30     Disclosure. This Agreement and each Ancillary Agreement, and each certificate or other instrument or document required by the terms hereof or thereof to be furnished by or on behalf of Seller, the Company or any Member to Buyer or any agent or representative of Buyer, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading. None of Seller, the Company and the Members knows of any fact that would reasonably be expected to have or result in, a Material Adverse Effect.

          3     Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Members as follows, as of the date hereof and as of the Closing Date:

          3.1     Status; Authorization, etc. Buyer is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has full business trust power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer shall be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it shall be a party. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered by Buyer will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

          3.2     No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) on any of the properties or assets of Buyer under (a) any Law applicable to Buyer or any of its properties or assets, (b) any provision of any of the Organizational Documents of Buyer, or (c) any contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding, written or oral, to which Buyer is a party or by which its properties or assets may be bound.

          3.3     Brokers, Finders, etc. Except for the retention of the Person set forth on Schedule 3.3, the fees and expenses of which will be borne by Buyer, all negotiations relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of Buyer or any of its Affiliates in such manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against Seller, the Company, any Member or Buyer for any brokerage, financial advisory, investment banker or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant or adviser to Buyer upon consummation of the transactions contemplated hereby or thereby.

          3.4     Purchase for Investment. Buyer is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is purchasing the Purchased PPA Stock solely for investment, with no present intention to resell the Purchased PPA Stock. Buyer hereby acknowledges that the Purchased PPA Stock has not been registered pursuant to the Securities Act, and may not be transferred in the absence of such registration or an exemption therefrom under such Act.

          3.5     Statutory Disqualification. (a) Neither Buyer nor any “affiliated person” thereof, as defined in the 1940 Act, (i) is ineligible pursuant to Section 9(a) of the 1940 Act to serve as an investment adviser to or principal underwriter of a registered investment company or (ii) has engaged or is currently engaging in any of the conduct specified in Section 9(b) of the 1940 Act;

          (b)      Neither Buyer nor any “associated person” of Buyer, as defined in the Advisers Act, is subject to any disqualification that, upon the consummation of the transactions contemplated hereby, would be a basis for censure, denial, suspension or revocation of registration of Buyer as an investment adviser under Section 203(e) of the Advisers Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to form the basis for, any such disqualification, denial, suspension or revocation; and

          (c)      Neither Buyer nor any “associated person” of Buyer (i) is subject to a “statutory disqualification,” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that, upon the consummation of the transactions contemplated hereby, would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of Buyer as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to form the basis for, any such censure, limitations, suspension or revocation. No fact relating to Buyer or any “control affiliate” thereof, as defined in Form BD, requires any response in the affirmative to any question in Item 11 of Form BD.

          3.6     Satisfaction of Conditions in Section 15(f) of the 1940 Act. Buyer does not have any express or implied understanding, arrangement or intention to impose an “unfair burden” within the meaning of Section 15(f) of the 1940 Act on any Fund or successor thereto as a result of the transactions contemplated herein.

          3.7     Litigation. There is no writ, injunction, decree order, judgment outstanding, nor any Litigation pending or involving or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that questions the validity of this Agreement, any Ancillary Agreement or any action taken or to be taken by Buyer or its Affiliates to consummate the Contemplated Transactions.

          3.8     Disclosure. This Agreement and each Ancillary Agreement, and each certificate or other instrument or document required by the terms hereof or thereof to be furnished by or on behalf of Buyer to Seller, the Company or any Member or any agent or representative of Seller, the Company or any Member, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading. Except as set forth in Parent’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed in respect of periods beginning on or after October 31, 2001, Buyer does not know of any fact that would reasonably be expected to have or result in a Buyer Material Adverse Effect.

          4     Covenants of Seller, the Company and the Members.

          4.1     Conduct of Business. On and after the date hereof to the Closing Date, except as expressly required by this Agreement or the Contribution Agreement or as otherwise expressly consented to by Buyer in writing, the Company shall (and Seller and the Members shall cause the Company to):

          (a)      carry on the business of the Company in, and only in, the ordinary course of business, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve the value of Business and to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

          (b)      (i) not declare dividends or distributions (except as contemplated by Section 1.6(f)) on, or redeem, repurchase, adjust, split, combine or reclassify any shares of the capital stock of the Company (other than dividends that are paid prior to Closing by the Company to Seller as the sole shareholder of the Company, provided that such dividends must neither result nor be reasonably expected to result in the Closing Balance Sheet reflecting (x) Closing Date Adjusted Working Capital of less than the Target Adjusted Working Capital) or (y) cash and Cash Equivalents at Closing of less than $500,000, (ii) not increase any obligations of the Company with respect to Indebtedness, repay any loans or other amounts outstanding to Seller or any of its Affiliates, make capital expenditures in excess of $10,000 in any case or $25,000 in the aggregate, pay any bonuses or advances against salaries except as set forth on Schedule 4.1(b)(ii), prepay any accounts payable, delay payment of any trade payables other than in the ordinary course of business, or make any other cash payments other than in the ordinary course of business other that the scheduled profit-sharing payments set forth on Schedule 4.1(b)(ii);

          (c)      maintain all of the tangible Assets and all other tangible properties and assets owned, leased, occupied, operated or used by the Company in good repair, working order and operating condition subject only to ordinary wear and tear;

          (d)      not transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of the assets of the Company;

          (e)      use all reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by the Company, including, without limitation, those policies set forth on Schedule 2.20;

          (f)      pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business of the Company;

          (g)      perform in all material respects all of the obligations under any Contracts, agreements or other instruments relating to or affecting any of the properties and assets (including the Assets) of the Company or the Business;

          (h)      not enter into or assume any Contract, or, enter into or permit any amendment, supplement, waiver or other modification in respect thereof, except for such Contracts and amendments, supplements, waivers and modifications thereof that, individually and in the aggregate, are not material to the Company and that are entered into, assumed or permitted in the ordinary course of business;

          (i)      maintain the books of account and records of the Company in the usual, regular and ordinary manner consistent with past policies and practice and not change any of the accounting principles, practices, methods or policies (including but not limited to any reserving methods, practices or policies) employed by the Company as of the date of the Balance Sheet, other than as may be required by GAAP;

          (j)      comply in all material respects with all Laws applicable to the Company or any of its properties, assets or business;

          (k)      not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation affecting Seller or the Company;

          (l)      not cause or permit any amendment, supplement, waiver or modification to or of any of the Company, Seller, and the Company’s Organizational Documents;

          (m)      use all reasonable efforts to maintain the good standing of the Company in its state of organization and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all Governmental Approvals and other Consents necessary for, or otherwise material to, the Business;

          (n)      not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

          (o)      not take any action or omit to take any action, which action or omission would reasonably be expected to result in a breach of any of the representations and warranties set forth in Section 2;

          (p)      not take any action reasonably likely to have a Material Adverse Affect on the Company and promptly advise Buyer in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect or a breach of this Section 4.1;

          (q)      not make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that are not material and which are taken in the ordinary and usual course of business consistent with past practice;

          (r)      not, except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail in any material respect to follow its existing policies or practices with respect to managing Client Accounts; or (iii) otherwise fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; and

          (s)      not agree or otherwise commit to do any of the foregoing activities that it has agreed not to do under the terms of this Section 4.1.

          4.2     No Solicitation. During the term of this Agreement, Seller, the Company and the Members shall not, and shall cause each other, each Representative of any of them, the Company and each other Member not to, (a) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person (other than Buyer, Parent and its subsidiaries) of any PPA Stock or any other securities of the Company, or all or substantially all of the Business or of the assets of the Company (an “Acquisition Transaction”), or (b) furnish or permit to be furnished any non-public information concerning the Company or their business and operations to any Person (other than Buyer and its Representatives), other than information furnished in the ordinary course of business. Seller shall promptly notify Buyer of any inquiry or proposal received by Seller, the Company, any Member or any Representative of any of them with respect to any such Acquisition Transaction. Seller, the Company and the Members shall immediately cease and cause to be terminated any existing activities, discussions or negotiations, whether involving the Company, themselves or any Representative, with any Person other than Buyer in respect of any Acquisition Transaction.

          4.3     Access and Information. Seller, the Company and the Members shall, and shall cause each other and each Representative of any of them to, give Buyer, its Representatives, and all prospective brokers and carriers in respect of the Transaction Insurance and their Representatives, full access during reasonable business hours to all of such Person’s respective properties, assets, books, contracts, commitments, reports and records relating to the Company, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and copies of any work papers relating thereto as Buyer shall from time to time reasonably request. In addition, Seller, the Company and the Members shall, and shall cause each other and each Representative of any of them to, permit Buyer, its Representatives, and all prospective brokers and carriers in respect of the Transaction Insurance and their Representatives, reasonable access during reasonable business hours to the Company and, upon prior notice by Buyer to Seller, to its lenders, customers and suppliers, other Persons with whom the Company does or has done business, and other Representatives or other personnel of the Company, as may be necessary or otherwise reasonably requested by Buyer, its Representatives, and all prospective brokers and carriers in respect of the Transaction Insurance and their Representatives, in connection with their review of the properties, assets and business of the Company and the above-mentioned documents, records and information. Seller, the Company and the Members shall, and shall cause each other and each Representative of any of them to, keep Buyer generally informed as to the affairs of the Business. Buyer shall in all events be afforded prior notice of and full access to all interviews, visits, materials and other information afforded or made available by the Company, Seller and the Members and their respective Representatives to brokers and prospective carriers in respect of the Transaction Insurance and the Representatives of the same.

          4.4      Subsequent Financial Statements and Reports; Filings. (a) Subsequent Financial Statements and Reports. From the date hereof to and including the Closing Date, Seller shall (i) provide to Buyer a report, promptly after the last day of each month, of aggregate assets under management as of such day and of the aggregate annualized revenues represented by clients and customers who have consented to the Contemplated Transactions as of such day and have not terminated their relationships with the Company and (ii) timely prepare, and promptly deliver to Buyer, monthly financial statements, to be in scope and detail consistent with such monthly financial statements as have been historically distributed to the Company’s senior management and as previously delivered to Buyer. Each such financial statement shall present fairly the financial position, assets and liabilities of the Company as at the date thereof and the results of its operations and its cash flows for the period then ended, in accordance with accounting policies and procedures consistent with those historically used by the Company in the preparation of such monthly financial statements.

          (b)      Governmental Filings. From the date hereof to and including the Closing Date, Seller, the Company and the Members shall timely file, or cause to be timely filed, and concurrently deliver to Buyer, copies of each registration, report, statement, notice or other filing requested or required to be filed by Seller or the Company with the SEC or any other Governmental Authority under the Exchange Act, the Securities Act or any other applicable Law. All such registrations, reports, statements, notices and other filings shall comply with applicable Law. As of their respective dates, none of such registrations, reports, statements, notices or other filings shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)      Form ADV of the Company. Seller and the Members shall assist Buyer and the Company in filing, promptly after Closing (i) an amendment to the Company’s investment adviser registration on Form ADV with the SEC and any state securities commissions on behalf of the Company reflecting the Contemplated Transactions and any other material changes to the Form ADV as required; and (ii) any other schedules or filings in connection therewith as required by the SEC or applicable securities laws.

          4.5     Public Announcements. Except as required by applicable Law, Seller, the Company and the Members shall not (and shall cause each other and each Representative of any of them not to) make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of Buyer.

          4.6     Further Actions. (a) Seller, the Company and the Members shall use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each to fulfill and perform its obligations in respect of this

Agreement and the Ancillary Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

          (b)      Seller, the Company and the Members shall (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act) required under any Law applicable to any of them, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by the Company and Seller, in each case in connection with this Agreement or the Ancillary Agreements or the consummation of the Contemplated Transactions.

          (c)      Seller, the Company and the Members shall coordinate and cooperate with Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 5.2.

          (d)      At all times prior to the Closing Date, Seller, the Company and the Members shall promptly notify Buyer in writing of any fact, condition, event or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Sections 7.1 and 7.2 to be satisfied, promptly upon becoming aware of the same.

          4.7     Further Assurances. Following the Closing Date, Seller and the Members shall, from time to time, execute and deliver and cause to be executed and delivered such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer to Buyer of the ownership and intended related benefits of the business of the Company).

          4.8     Client Consents. As promptly as practicable after the execution of this Agreement, the Company shall cause each Client of the Business or sponsor of wrap fee programs for which the Company serves as investment adviser to be informed of the Contemplated Transactions and shall request that the Client or sponsor provide the respective Client or sponsor consent to the Contemplated Transactions. In order to be treated as a Client Consent received for purposes of Sections 1.5, 7.2(n) and 8.1(c), a consent under this Section 4.8 must (i) if a Client Consent described in clause (a) of the definition thereof, be given in writing by the respective Client or customer and received, (ii) if a Client Consent described in clause (b) of the definition thereof, be given in writing by the respective Client or customer and received, (iii) if a Client Consent described in clause (c) of the definition thereof, be executed in writing by the respective Client and received, and (iv) if a Client Consent described in clause (d) of the definition thereof, have had the requisite period since notice pass without objection, in each case prior to the applicable dates set forth in such sections. In addition, in order to be treated as a Client Consent received for purposes of Sections 1.5, 7.2(n) and 8.1(c), a consent under this Section 4.8 (a) of a sponsor of a wrap fee program must include a representation from each such sponsor that the underlying clients thereof have consented to the Contemplated Transactions in a manner consistent with the respective Advisory Agreements and the conditions described in the preceding sentence, and (b) of a Fund must have been preceded by the Fund Board (and, if applicable, shareholder) approvals required under this Agreement and obtained in accordance with Section 6.4. Seller shall cause the Company to deliver a Test Date Certificate to Buyer no later than 10 a.m. Eastern time on the Monday immediately following each Test Date.

          4.9     Use of Parametric Name. At or prior to Closing, Seller shall change its name to a name that has, in Buyer’s judgment, no confusing similarity to “Parametric Portfolio Associates” or any derivative or acronym thereof, including the acronym “PPA”.

          4.10     Updating of Schedules. Seller shall have the right to update and supplement its Schedules to this Agreement at any time prior to the Closing in respect of changes that occur or matters that arise or are discovered after the date hereof. Such updates to Seller’s schedules shall not be deemed to affect the conditions of Buyer to closing set forth in Section 7, the rights of termination of Buyer set forth in Section 8 or the rights of the Buyer Indemnitees to indemnification set forth in Section 9. Any updates to the Seller’s schedules shall be promptly communicated to the brokers and prospective or actual carriers in respect of the Transaction Insurance.

     5     Covenants of Buyer.

          5.1     Public Announcements. Prior to the Closing, except as required by any applicable Law (including, without limitation, the filing of a Current Report on Form 8-K in respect of the execution of this Agreement and the filing of this Agreement as an exhibit to such Current Report or a subsequent periodic report) after prior notice to Seller, Buyer shall not, and shall not permit any of its Affiliates to, make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of Seller.

          5.2     Further Actions. (a) Buyer shall use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for Buyer to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, or otherwise to consummate and make effective the Contemplated Transactions.

          (b)      Buyer shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to such filings, if any, as may be required under the HSR Act) required under any Law applicable to Buyer, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by Buyer, in each case in connection with this Agreement or the Ancillary Agreements or the consummation of the Contemplated Transactions.

          (c)      Buyer shall coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller, the Company or the Members in connection with (a) the filings and other actions contemplated by Section 4.6 and (b) the solicitation of Client Consents by the Company.

          (d)      At all times prior to the Closing Date, Buyer shall promptly notify Seller in writing of any fact, condition, event or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Sections 7.1 and 7.3 to be satisfied, promptly upon becoming aware of the same.

          5.3     Section 15(f) of the 1940 Act. (a) Buyer acknowledges that each of Seller, the Company and the Members have entered into this Agreement in reliance upon their belief that the Contemplated Transactions qualify for the benefits and protections provided by Section 15(f) of the 1940 Act. Buyer will not take, and will use all reasonable efforts to cause its Affiliates not to take, any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereunder. In that regard, Buyer will conduct its business and will use all reasonable efforts to cause each of its Affiliates to conduct its business, so as to enable, insofar as within the control of Buyer or its Affiliates (it being expressly acknowledged that the Company is not, and neither Buyer nor the Company upon consummation of the Closing will be, the primary advisor or sponsor of any Fund) (i) for a period of three years after the Closing, at least 75% of the members of the board of each Fund not to be (A) “interested persons” of the investment adviser of the

Funds after the Closing, or (B) “interested persons” of the Company, and (ii) for a period of two years after the Closing, there will not be imposed on the Funds an “unfair burden” as a result of the transactions contemplated hereby, or any terms, conditions or understandings applicable thereto; provided, however, that if Buyer or any of its Affiliates will have obtained an order from the SEC exempting it from the provisions of Section 15(f), while still maintaining the “safe harbor” provided by Section 15(f), then this covenant will be deemed to be modified to the extent necessary to permit Buyer and its Affiliates to act in a manner consistent with such SEC exemptive order.

          (b)      For a period of three years from the Closing, Buyer will not, and will use its reasonable best efforts to cause its Affiliates not to, voluntarily engage in any transaction that would constitute an “assignment” of the investment advisory agreements between Buyer or any Affiliate of Buyer and the Funds (or the successors thereto), without first obtaining a covenant in all material respects the same as that contained in this Section 5.3.

          (c)      The terms used in quotations in this Section 5.3 will have the meanings set forth in Sections 2(a)(4), 2(a)(19) and 15(f) of the 1940 Act.

          5.4     Updating of Schedules. Buyer shall have the right to update and supplement its Schedules to this Agreement at any time prior to the Closing in respect of changes that occur or matters that arise or are discovered after the date hereof. Such updates to Buyer’s schedules shall not be deemed to affect the conditions of Seller, the Company and the Members to closing set forth in Section 7, the rights of termination of Seller, the Company and the Members set forth in Section 8 or the rights of the Seller Indemnitees to indemnification set forth in Section 9. Any updates to Buyer’s schedules shall be promptly communicated to the brokers and prospective or actual carriers in respect of the Transaction Insurance.

     6     Certain Additional Covenants.

          6.1     Taxes. (a) Tax Indemnification. Subject to the limitations set forth in Section 9.1(b) and the priorities set forth in Section 9.1(c), Seller and the Members shall jointly and severally indemnify Buyer and the Company (the “Tax Indemnitees”) and hold them harmless from and against (i) all Taxes (or the nonpayment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation; and (iii) any and all Taxes of any person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, Seller and the Members shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the face of the Closing Date Balance Sheet (rather than in any notes thereto) and taken into account in determining the Net Working Capital Adjustment. For purposes of the preceding sentence and in accordance with the agreement set forth in Section 1.6(d) with respect to the tax treatment of the Conversion, the reserve for Taxes on the Closing Date Balance Sheet shall be deemed to include any Taxes recognized by the Company relating solely to the deemed distribution to Buyer of Class A Units and Class B Units. Seller and Members shall reimburse Buyer for any Taxes of the Company which are the responsibility of Seller pursuant to this Section 6.1(a) within 15 business days after payment of such Taxes by Buyer or the Company.

          (b)     Tax Return Preparation. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company which are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax returns as are reasonably requested by Seller.

          (c)     Cooperation. Buyer, Seller, the Company and the Members shall cooperate with respect to the filing of Tax Returns pursuant to this Section 6.1, and any Tax audit or administrative or court proceeding relating to Taxes for any Pre-Closing Tax Period, provided, that such cooperation shall not unreasonably interfere with the conduct of the business of the parties.

          (d)      Transaction-Related Taxes. All sales and transfer Taxes (including stock transfer Taxes, if any) and any fees and other charges related thereto incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller and the Members.

          (e)      Terminate Tax Sharing Agreements. Seller shall cause all Tax sharing agreements or similar agreements with respect to or involving the Company to be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

          6.2     Transitional Arrangements. Promptly following the execution of this Agreement, representatives of Seller and the Members shall, at the request of Buyer, meet with representatives of Buyer, at such times as may be reasonable, to coordinate the transition of the Business as contemplated by this Agreement and to coordinate the handling of such other matters as Seller, Members and Buyer consider appropriate.

          6.3     Eaton Vance Stock Options. At Closing, Buyer shall use its best efforts to cause Parent to grant to each person set forth on Exhibit C attached hereto, subject to the terms and conditions of the Eaton Vance 1998 Stock Option Plan and to a Stock Option Agreement in substantially the form of Exhibit D attached hereto, the option to purchase shares of Eaton Vance Common Stock from Parent at an exercise price equal to the closing price of Eaton Vance Common Stock on the NYSE on the Closing Date (or, if the NYSE is not open for trading on the Closing Date, the trading date immediately following the Closing Date) (each, a “2003 Option”). Each 2003 Option shall vest in 20% increments on each of the first five anniversaries of the Closing Date, and shall expire on the tenth anniversary of the Closing Date. To the greatest extent legally permissible, the options granted to each person pursuant to this Section shall be incentive stock options. The aggregate number of shares of Eaton Vance Common Stock to be subject to the 2003 Options shall equal $4,000,000 divided by the closing price of Eaton Vance Common Stock on the NYSE on the Closing Date, and shall be allocated among the persons listed on Exhibit C attached hereto in accordance with the percentages set forth next to the name of each.

          6.4     Board and Shareholder Approvals; SEC Filings. (a) In connection with any Fund Shareholder Approval required to be obtained under the 1940 Act and/or the respective Advisory Agreement, Seller and the Company shall use all commercially reasonable efforts to (i) solicit the approval of each Fund Board, in accordance with the requirements of the 1940 Act, with respect to the Advisory Agreement pertaining to such Fund and (ii) cause each Fund to prepare, file and distribute any necessary proxy statements, as soon as reasonably practicable after the date of this Agreement. In connection with such Fund Board solicitations and proxy statements, Seller, the Company, the Members and Buyer shall cooperate with each other and with the boards of directors, trustees or comparable governing bodies of each Fund to obtain or transmit the same, including providing such information as may be reasonably requested for consideration by the respective Fund Boards and for inclusion in such proxy statements (or, if no proxy statement is required, in any information statement to be mailed to the shareholders of a Fund).

          (b)      Prior to the earlier of the Closing Date or the termination of this Agreement, Seller, the Company, the Members and Buyer shall cooperate with each other and each shall endeavor in good faith to cause each Fund to file supplements, revised prospectuses or post-effective amendments to that Fund’s registration statement on Form N-1A or S-6, as appropriate, which supplements, revised prospectuses or amendments shall reflect changes as necessary in that Fund’s affairs as a consequence of the Contemplated Transactions, and shall cooperate with one another in causing each Fund to prepare and make any other filing necessary to satisfy disclosure requirements to enable the public distribution of the shares of beneficial interest of that Fund to continue unabated after the Closing.

          (c)      Seller, the Company and each Member covenant that any information or data provided by any of them that describes Seller, the Company, the Funds or their Affiliates or any of their business operations or plans (i) to each Fund Board in connection with the approvals described in this Section or (ii) for inclusion in any filings with the SEC or the NASD or any other regulatory body after the date of this Agreement (which will include all information with respect to changes in the Funds’ affairs as a consequence of the transactions pursuant to this Agreement) will not contain, at the time any such information is provided to the Fund Boards or such filings become effective or are furnished to the Funds’ shareholders or to the SEC or the NASD or any other regulatory body, any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they are made.

          (d)      Buyer covenants that any information or data provided by it that describes Buyer or its Affiliates (i) to each Fund Board in connection with the approvals described in this Section or (ii) for inclusion in any filings with the SEC or the NASD or any other regulatory body after the date of this Agreement (which will include all information with respect to changes in the Funds’ affairs as a consequence of the transactions pursuant to this Agreement) will not contain, at the time any such information is provided to the Fund Boards or such filings become effective or are furnished to the Funds’ shareholders or to the SEC or the NASD or any other regulatory body, any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they are made.

          (e)      All costs and expenses relating to filings on behalf of the Funds or solicitations of the shareholders of the Funds, including, but not limited to legal, printing, and mailing expenses, not paid by the Funds shall be paid by Seller and the Members.

          6.5     Certain Matters Relating to Seller. Subject to and except as required to satisfy the condition to Closing set forth in Section 7.2(v), the PPA Acquisition, L.L.C. Limited Liability Company Agreement, dated April 10, 2001 (together with any amendments thereto permitted by this Section 6.5 and as required by Section 7.2(v), the “Seller Operating Agreement”), a true and correct copy of which has been provided to Buyer, shall not be amended without the prior written consent of Buyer, which shall not be unreasonably withheld except in respect of those matters described in Section 7.2(v) in respect of which Buyer’s consent right is not to be limited by such reasonableness standard. Seller expressly acknowledges and agrees that the foregoing covenant and consent rights are intended for the protection of Buyer and its Affiliates both at and subsequent to Closing, and shall survive Closing until such time as Seller shall no longer hold any equity interest in the Company (including any possibility of retransfer of Units pursuant to Section 9.1(d)). Seller and the Members shall not enter into any agreement among Seller and the members of Seller, or any of them, covering matters similar to those that are the subject of the Seller Operating Agreement without the prior written consent of Buyer, which shall not be unreasonably withheld. Seller shall not issue any units of its economic interests or other interests in Seller, and will cause its members and other equity holders not to transfer any units of its economic interests or other interests in Seller, to any person without the prior written consent of Buyer, which (subject to any rights and agreements set forth in any other written agreement between Seller and Buyer) shall not be unreasonably withheld if such person is either (a) Seller itself in a redemption permitted by the terms of the Seller Operating Agreement and that is not restricted by any other written agreement to which Seller and Buyer are party or (b) an employee of the Company. After Closing, Seller shall not have any assets, business or activities other than (a) the holding and distribution to its members of the proceeds of the Share Purchase and (b) the holding of the Retained Units and the distribution to its members of the proceeds of any permitted dispositions thereof.

          6.6     Post-Closing Benefits. After the Closing, Buyer shall offer employee benefits of the type made available under the Plans or normally made available to similarly situated employees of Buyer’s and Parent’s other United States businesses, including Parent’s 401(k) Plan and other benefit plans (the “Buyer Plans”). Eligibility and vesting shall be determined on substantially the same criteria as applied to similarly situated employees of Buyer and Parent, except as otherwise restricted by Law and the terms of the Buyer Plans, and credit shall be given for the time period of service with the Company prior to the Closing when determining eligibility and vesting under the Buyer Plans; provided that any benefits will begin to accrue only after the Closing.

     7     Conditions Precedent.

          7.1     Conditions to Obligations of Each Party. The obligations of Seller, the Company, the Members and Buyer to consummate the Contemplated Transactions shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          (a)      No Injunction, etc. Consummation of the Contemplated Transactions shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement or the Ancillary Agreements. No action or proceeding shall be pending or threatened by any Governmental Authority or other Person on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the Contemplated Transactions, or to recover any material damages or obtain other material relief as a result of such transactions, or that otherwise relates to the application of any such Law.

          7.2     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which Seller, the Company and the Members agree to use reasonable efforts to cause to be fulfilled:

          (a)      Representations, Performance. (i) The representations and warranties of Seller and the Members contained in Section 2 or in any Ancillary Agreement (i) shall be true and correct in all material respects at and as of the date hereof (or, if later, the date of such Ancillary Agreement), and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (ii)      Seller, the Company and the Members shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by Seller, the Company and the Members prior to or on the Closing Date.

          (iii)      Seller and the Members shall have delivered to Buyer a certificate, dated the Closing Date and executed by an authorized officer of Seller and each Member, to the effect set forth above in this Section 7.2(a).

          (b)      Delivery of Purchased PPA Stock and Company Units. At the Closing, (i) Seller shall have delivered to Buyer all of the certificates for the Purchased PPA Stock as provided in Section 1.4(a), and, against surrender by Buyer thereof, the Company shall have delivered to Buyer certificates representing the Class A Units and Class B Units into which such Purchased PPA Stock was converted in the Conversion, and (ii) the Company shall have delivered to Buyer a certificate representing the Class C Units.

          (c)      Consents. All Governmental Approvals and Consents required to be made or obtained by Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby shall have been made or obtained, except for Consents (other than Governmental Approvals) the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or to result in a Material Adverse Effect or to materially impair the ability of Seller or any Member to perform its respective obligations hereunder and under the Ancillary Agreements or the ability of Buyer, following the Closing, to continue to conduct the Business. Complete and correct copies of all such Governmental Approvals and Consents shall have been delivered to Buyer.

          (d)      Licenses. The Company shall have received complete, fully-executed licenses in form and substance satisfactory to Buyer, in respect of all Intellectual Property under licenses specified or required to be specified in Schedules 2.19(b) and 2.19(c).

          (e)      Resignation of Directors. All directors, managers and officers of the Company whose retention in such positions is not provided for through the Employment Agreements and whose resignations shall have been requested by Buyer not less than five (5) days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

          (f)      FIRPTA Certificate. Seller shall have delivered to Buyer a certificate, as contemplated under and meeting the requirements of Section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that the Company is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

          (g)      Conversion Certificates. The Company shall have duly approved, executed and filed the Conversion Certificates with the Secretary of State of the State of Delaware.

          (h)      Employment Agreements. Each Person designated on Exhibit E attached hereto shall have executed and delivered their respective Employment Agreement with the Company and a designated wholly-owned subsidiary of Buyer in substantially the form of the Employment Agreement attached as Exhibit F hereto (collectively, the “Employment Agreements”).

          (i)      Stock Option Agreements. Each Person designated on Exhibits C hereto shall have executed and delivered his or her respective Stock Option Agreement.

          (j)      Company Operating Agreement. Seller shall have executed and delivered the Company Operating Agreement.

          (k)      Restrictive Covenant Agreements. Seller and each other Person designated on Exhibit G shall have executed and delivered a Restrictive Covenant Agreement in substantially the form attached as Exhibit H hereto (collectively, the “Restrictive Covenant Agreements”).

          (l)      Ancillary Agreements. Each other Ancillary Agreement shall have been executed and delivered by Seller, the Company and each Member designated a party thereto, and shall be satisfactory in form and substance to Buyer in its reasonable judgment.

          (m)      Opinion of Counsel. Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Perkins Coie as to the matters set forth in Exhibit I hereto and otherwise in form and substance reasonably satisfactory to Buyer, and subject to such qualifications, exceptions and modifications thereto as may be reasonably requested by such counsel in connection with its customary procedures in respect of the authorization and delivery of third-party opinions.

          (n)      Client Consents. The Company shall have received Client Consents from Signing Date Clients that represent Annualized Fee Revenues that are equal to or greater than 80% of the Aggregate Signing Date Fee Revenues.

          (o)      Real Estate Matters. Buyer shall have received a written acknowledgement by the landlord under the Fairview Lease affirming its consent to the Contemplated Transactions as required thereunder, that no default exists and is continuing thereunder, and as to such other matters as may be reasonably requested by Buyer.

          (p)      Due Diligence; Corporate and Other Proceedings. Buyer shall have completed to its satisfaction its business and legal due diligence investigation of the Company (including, without limitation, review of all documents and information referenced in or relevant to the matters set forth in the Company Disclosure Schedules) and shall be satisfied in its sole discretion with the results of such investigation. All corporate, limited liability company and other proceedings of Seller and the Company in connection with the Contemplated Transactions, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Buyer and its counsel in their reasonable judgment, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          (q)      Transaction Insurance. (i) An insurer acceptable to Buyer shall have issued to Buyer, for Buyer’s benefit, a policy of representations and warranty insurance covering all of Seller’s representations and warranties in this Agreement other than the representations in Section 2.23 hereof, with a retention of $500,000 and an aggregate limit of at least $7,000,000 and a term expiring on the sixth anniversary of the Closing Date, expressly providing that the Insurer is not subrogated to the rights of Buyer or any other Buyer Indemnitee hereunder, and upon such other terms and conditions and subject to such other limitations as Buyer shall deem acceptable to it in its sole and unqualified discretion (such policy, the “Transaction Insurance”), (ii) such Transaction Insurance shall be in full force and effect, and (iii) no fact, event or circumstance shall exist that might give rise to such Transaction Insurance being terminated or becoming rescindable or unavailable, in whole or in part, to Buyer in respect of a breach of any of Seller’s representations or warranties herein other than the representations in Section 2.23.

          (r)      Pledge Agreement. Seller shall have executed and delivered the Pledge Agreement.

          (s)      Payoff Letters. Seller shall have provided to Buyer letters, in form and substance reasonably satisfactory to Buyer, from each creditor under the Permitted Debt as to the aggregate amounts owed by Seller under each item of Permitted Debt as of the Closing Date, providing wire instructions in respect thereof, and confirming that payment of such amount on the Closing Date will extinguish all obligations of the Company thereunder.

          (t)      UCC Termination Statements. The Commerce Bank of Washington, N.A. shall have committed in writing to execute and file, within 20 business days of the Closing Date and contingent upon the prepayment of the outstanding principal and accrued but unpaid interest under the Senior Loan Agreement, UCC termination statements in respect of the collateral securing such amounts due.

          (u)      Post-Conversion Consent. Seller and each of the initial PPA Managers (as designated in the Company Operating Agreement) shall have executed and delivered the Post-Conversion Consent.

          (v)      Seller Operating Agreement. Seller and its members shall, after consultation with and subject to the prior written consent of Buyer, which shall not except as described below be unreasonably withheld, have amended and restated the Seller Operating Agreement in such form and with such provisions as are reasonably acceptable to Buyer or as may be reasonably requested by Buyer in order to conform such Seller Operating Agreement to the intent of this Agreement, the Ancillary Agreements and the Contemplated Transactions; it being acknowledged and agreed that:

          (i)      Buyer may withhold its consent in its sole discretion in respect of any provision or matter that may have an adverse tax or accounting impact on the Company, Buyer, Parent or any of Parent’s subsidiaries;

          (ii)      Buyer may withhold its consent in its sole discretion in respect of any provision relating to the transfer or issuance of membership, equity or phantom interests  by Seller or any member thereof to any person; provided, however, that Buyer’s consent to such transfer provisions shall be subject to the aforementioned reasonableness standard in respect of (a) provisions permitting transfers of Common Units (as defined in the Seller Operating Agreement) solely for estate planning purposes to such member’s spouse, lineal descendents, trust, testimentary trust, or other entity formed for such purposes for the benefit of such member, such member’s spouse and/or such member’s lineal descendents, and (b) transfers of Preferred Units (as defined in the Seller Operating Agreement) to any Affiliate of a holder, subject to joint guarantee by the transferee with the transferor of any guarantee to which Buyer may have consented pursuant to Section 1.8(b); and

          (iii)      Buyer may withhold its consent in respect of any amendment of the Seller Operating Agreement that does not provide, as a term thereof, that any future amendment or restatement of the Seller Operating Agreement shall be subject to the consent rights set forth in this Section 7.2(v) until such time as Seller shall no longer hold any equity interest in the Company (including any possibility of retransfer of Units pursuant to Section 9.1(d)).

          (w)      Insurance Policies. Each insurance policy of the Company set forth on Schedule 2.20 shall remain in full force and effect or, if the term thereof was to expire between the date hereof and Closing, shall have been renewed and reissued on substantially the same terms (including premiums) as in effect as of the date hereof, or on such other terms as shall be satisfactory to Buyer in its sole discretion.

          7.3     Conditions to Obligations of Seller, the Company and the Members.

          The obligation of Seller, the Company and the Members to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions, which Buyer agrees to use reasonable efforts to cause to be fulfilled:

          (a)      Representations, Performance, etc. (i) The representations and warranties of Buyer contained in Section 3 or in any Ancillary Agreement (x) shall be true and correct in all material respects at and as of the date hereof (or, if later, the date of such Ancillary Agreement) and (y) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (ii)      Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by them prior to or on the Closing Date.

          (iii)      Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer to the effect set forth above in this Section 7.3(a).

          (b)      Corporate Proceedings. All trust proceedings of Buyer and EVM and corporate proceedings of Parent in connection with the Contemplated Transactions, and all documents and instruments incident thereto, shall be satisfactory in form and substance to Seller and their counsel in their reasonable judgment, and Seller and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          (c)      Employment Agreements. Buyer or a wholly-owned subsidiary of thereof shall have executed and delivered the Employment Agreements.

          (d)      Stock Option Agreements. Parent shall have executed and delivered the Stock Option Agreements.

          (e)      Company Operating Agreement. Buyer shall have executed and delivered the Company Operating Agreement.

          (f)      Ancillary Agreements. Each other Ancillary Agreement shall have been executed and delivered by Buyer and shall be satisfactory in form and substance to Seller in its reasonable judgment.

          (g)      Purchase Price. Buyer shall have delivered to Seller the Purchase Price and the Class C Contribution by wire transfer of immediately available funds as provided in Section 1.4(b).

          (h)      Opinion of Counsel. Seller shall have received opinions, addressed to it and the Members and dated the Closing Date, from Kirkpatrick & Lockhart LLP and the general counsel of Parent, as to the matters respectively set forth in Exhibits J-1 and J-2. hereto and otherwise in form and substance reasonably satisfactory to Seller, and subject to such qualifications, exceptions and modifications thereto as may be reasonably requested by such counsels in connection with their customary procedures in respect of the authorization and delivery of third-party opinions.

          (i)      Post-Conversion Consent. Buyer and each of the initial EVA Managers (as designated in the Company Operating Agreement) shall have executed and delivered the Post-Conversion Consent.

     8     Termination.

          8.1     Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a)      By the written agreement of Buyer and Seller;

          (b)      By Seller or Buyer by written notice to the other party after 5:00 p.m. Eastern time on August 31, 2003, if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless (i) such date is extended by the mutual written consent of Seller and Buyer or (ii) the failure to consummate the transactions contemplated hereby by such date shall be due to the breach by the terminating party of any of its representations, warranties or covenants in this Agreement or any Ancillary Agreement;

          (c)      By Buyer if the aggregate Annualized Fee Revenues as set forth on any Test Date Certificate are less than 80% of the Aggregate Signing Date Fee Revenues; or

          (d)      By either Buyer or Seller by written notice to the other party if:

          (i)      the representations and warranties of the other party shall not be true and correct in all material respects at and as of the date when made, or shall not be true and correct in all material respects as of the Closing Date as though made on and as of such date (provided, that if any such breach is capable of being cured it shall not be grounds for termination hereunder unless it shall not have been cured within ten days following notice of such breach),

          (ii)      the other party shall (and the terminating party shall not) have failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within fifteen days following notice of such failure, or

          (iii)      any event shall at any time occur or exist that otherwise shall have made it impossible to satisfy, prior to the time and date set forth in Section 8.1(b) above, a condition precedent to the terminating party’s obligations to consummate the Contemplated Transactions, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing.

          8.2     Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any obligation or liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders, members or Affiliates, except for the obligations specified in Sections 11.1 and 11.11 and except for any liability resulting from such party’s willful or intentional material breach of this Agreement.

     9     Indemnification.

          9.1     Indemnification by Seller and the Members. (a) Subject to the limitations set forth in Section 9.1(b) and the priorities set forth in Section 9.1(c), Seller and the Members (and, if Closing shall not have occurred, the Company) jointly and severally covenant and agree to defend, indemnify and hold harmless each of Buyer and its Affiliates (including, after Closing, the Company) and their respective officers, directors, employees, agents, advisers and representatives, other than the Members (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, Litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of:

     (i)     any inaccuracy (determined in accordance with the second paragraph of this Section 9.1(a)) of any representation or warranty when made or deemed made by Seller, the Company or any Member herein or under any of the Ancillary Documents or in connection herewith or therewith;

     (ii)     any failure of Seller, the Company or any Member to perform any covenant or agreement hereunder or under any of the Ancillary Documents or fulfill any other obligation in respect hereof or thereof;

(iii) any expenses, costs or other liabilities to be borne by Seller and the Members under Section 11.1(b) or 11.1(c);

(iv) any Client Consent described in clause (d) of the definition thereof; and

     (v)     any dispute between or among the past, current and future members of Seller (including the Members) and Seller, or any of them, whether in respect of the interpretation or application of the provisions of this Agreement, any Ancillary Agreement or the operating agreement of Seller or otherwise.

          For purposes of this Section 9.1(a), any inaccuracy in any representation and warranty shall be determined without regard to any materiality qualification, or any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty, which qualification or requirement limits the scope of such representation and warranty and, giving effect thereto, renders such representation or warranty accurate.

          In the event that a Loss may be the subject of indemnification under both this Section 9.1 and Section 6.1, the Buyer Indemnitees shall not be entitled to recover in the aggregate under such Sections more than the aggregate amount of the respective Taxes and other related Loss(es) for which recovery is sought hereunder and/or thereunder, subject to the further limitations and priorities set forth in Sections 9.1(b) and 9.1(c).

          If a Client with respect to any account for which a Client Consent was obtained as described in clause (d) of the definition thereof terminates such account and gives as reason for such termination any alleged failure of such Client to have consented to the Contemplated Transactions, then the minimum Loss applicable shall be deemed to be the amount by which the Purchase Price would have been reduced if such Client Consent had not been obtained.

          (b)      Except for inaccuracies in the representations and warranties contained in Sections 2.1, 2.2, and 2.4, Seller and the Members (and, if Closing shall not have occurred, the Company) shall not be required to indemnify Buyer Indemnitees with respect to any Demand for indemnification pursuant to clauses (i) or (ii) of Section 9.1(a) or Section 6.1, unless and until the aggregate amount of all Demands against Seller and the Members (and, if Closing shall not have occurred, the Company) under this Section 9.1 and Section 6.1 exceeds $150,000 (the “Threshold”), and, upon such Threshold being exceeded, Seller and the Members shall be obligated to indemnify for the full amount of all such Losses, including the amount up to the Threshold. In no event shall Seller and the Members (and, if Closing shall not have occurred, the Company) be required to pay in excess of an aggregate of $14,000,000 (such aggregate amount, the “Cap”) in respect of their indemnification obligations under this Section 9.1 and Section 6.1; and provided, that in no event shall any Member be required to pay to Buyer an amount greater than such Member’s Pro Rata Share of the Aggregate Member Cap.

          (c)      Payment of each Demand for indemnification under Sections 6.1 and/or 9.1(a) shall be paid to Buyer or on behalf of Buyer as Buyer may direct (for its account and/or the account of one or more Buyer Indemnitees, as the case may be) in the following order and priority of source, and subject to Section 9.1(d):

(i) first, subject to the Threshold as provided in Section 9.1(b), by offset against the remaining amount of the Primary Holdback;

(ii) second, by offset against the remaining amount of the Umbrella Holdback;

(iii) third, by the Members as provided in this Section 9.1 until the aggregate amount paid under this clause (iii) in respect of all claims equals $500,000;

     (iv)      fourth, by Seller as provided in this Section 9.1 until the amount paid in respect of such claim equals the lesser of (x) the aggregate remaining amount of such claim and (y) the aggregate value of all Retained Class A Units not previously sold or forfeited by Seller to

Buyer (such valuation to be determined in accordance with the Pledge Agreement), with the payment obligation under this clause (iv) to be secured by the Pledge Agreement;

          (v)      fifth, by Seller as provided in this Section 9.1 until the amount paid in respect of such claim equals the lesser of (x) the aggregate remaining amount of such claim and (y) the aggregate value of all Retained Class B Units not previously sold or forfeited by Seller to Buyer (such valuation to be determined in accordance with the Pledge Agreement), with the payment obligation under this clause (v) to be secured by the Pledge Agreement;

(vi) sixth, by the Members as provided in this Section 9.1, subject to the Cap and the proviso to the final sentence of Section 9.1(b); and

(vii) seventh, by Seller as provided in this Section 9.1, subject to the Cap.

          In respect of each source of recovery above, Buyer may exercise its rights under the next source of recovery in order (x) if, after Buyer delivered a Demand to the respective Indemnifying Parties, payment of the full amount claimed in the Demand is denied or is not made within 30 calendar days of delivery of such Demand, or (y) immediately if the aggregate amount claimed in such Demand exceeds the aggregate dollar limits placed on such source of recovery.

          (d)      On or before any Buyer Indemnitee delivers to Seller and the Members a Demand, Buyer shall have made an Insurance Claim, provided, however, that such Insurance Claim shall not be required if (x) the Loss that is the subject of such Demand is below the deductible amount of the Transaction Insurance and an Insurance Claim is not required under the express terms of the Transaction Insurance for such Loss to be set off against such deductible, or (y) such Loss, in Buyer’s reasonable judgment after consultation with Seller, is excluded from coverage by the terms of the Transaction Insurance (other than solely by reason of the deductible amount thereunder) or (z) the aggregate limit of coverage under the Transaction Insurance has been exceeded or the term of the Transaction Insurance has expired. After such Insurance Claim has been delivered to the Insurer (or without the making of an Insurance Claim if it is not required as aforesaid), the Buyer Indemnitees may deliver to Seller and the Members a Demand and may:

(i) immediately exercise the rights of offset under clause (i) of Section 9.1(c);

          (ii)      immediately exercise the rights of offset under clause (ii) of Section 9.1(c) if and solely to the extent that the remaining deductible amount under the Transaction Insurance exceeds the remaining amount of the Primary Holdback;

          (iii)      immediately exercise the rights of offset and indemnification under clauses (ii) through (vii) of Section 9.1(c) (subject to the order of priority set forth therein and the final sentence thereof) if and solely to the extent that the aggregate amount of the Loss that is the subject of such Demand (after giving effect to the rights of offset permitted under clauses (i) and (ii) of this Section 9.1(d)) exceeds the remaining aggregate coverage limit under the Transaction Insurance (assuming for purposes of such determination that all previously made but as yet unresolved Insurance Claims have been paid in full by the Insurer);

          (iv)      immediately exercise the rights of offset and indemnification under clauses (ii) through (vii) of Section 9.1(c) (subject to the order of priority set forth therein and the final sentence thereof) to the extent that the Loss that is the subject of such Demand, in Buyer’s reasonable judgment after consultation with Seller, is excluded in whole or in part from coverage by the terms of the Transaction Insurance; and

          (v)      exercise all other rights of offset and indemnification under clauses (ii) through (vii) of Section 9.1(c) (subject to the order of priority set forth therein and the final sentence thereof) upon the earlier of :

          (w)      notice by the Insurer to Buyer of denial or exclusion, in whole or in part, of such Insurance Claim (including any Losses relating to the defense of any claim or litigation relating to the subject matter of such Insurance Claim), to the extent of such denial or exclusion;

          (x)      the aggregate limits under the Transaction Insurance having been exceeded, to the extent of such excess;

          (y)      the 46th day after delivery to the Insurer of Buyer's Insurance Claim (or of any supplement, modification or amendment thereto) (or, if the express terms of the Transaction Insurance state that the Insurer shall have a set number of days that is greater than 45 in which to respond to such Insurance Claim, the next business day following such stated number of days having elapsed) (A) where the Loss that is the subject of such Demand does not result from a third party claim, if the Insurer has not given to Buyer a satisfactory written evaluation of the Insurance Claim in respect thereof or (b) where the Loss that is the subject of such Demand does result from a third party claim, if the Insurer has not provided to Buyer a substantive response (whether by Insurer’s participation in such defense or otherwise) to such Insurance Claim; and

          (z)      the making of payment by the Insurer in respect of a Loss that is the subject of an Insurance Claim if such payment is less than the amount of such Loss, to the extent of such shortfall.

          In the event that the Insurer denies or excludes, in whole or in part, coverage for any Loss and if Buyer, after consultation with Seller, reasonably believes that a court would find that the Transaction Insurance covers such Loss, then Buyer shall continue to use its commercially reasonable efforts to seek such payment by the Insurer notwithstanding its prior recourse to the rights of offset and indemnification provided for in this Section 9.1; provided, that nothing herein shall require Buyer to commence or engage in litigation with the Insurer relating to coverage of such Loss under the Transaction Insurance. In the event that the Insurer ultimately pays such previously denied or excluded claim, then the amount so recovered by Buyer shall be applied:

          (A)      first, subject to the limitations, priorities and procedures set forth in this Section 9.1, to offset the unpaid amount of any outstanding Demands that are the subject of clauses (iii) through (vii) of Section 9.1(c);

          (B)      second, to refund to the respective Indemnifying Parties amounts paid to Buyer under clauses (vi) and (vii) of Section 9.1(c), in that order, to the extent such amounts would not have been paid if such recovered amount had been paid by the Insurer prior to Buyer seeking recourse under such clauses;

          (C)      third, to refund to the respective Indemnifying Parties amounts paid to Buyer under clause (v) of Section 9.1(c) to the extent such amounts would not have been paid if such recovered amount had been paid by the Insurer prior to Buyer seeking recourse under such clause; provided, that if Class B Units were forfeited to Buyer pursuant to the Pledge Agreement as a result of Seller’s full or partial default under such clause, such Class B Units shall to the extent of such forfeiture be retransferred to Seller, in lieu of such application of the recovered amount, and valued at the value previously determined in such forfeiture pursuant to the Pledge Agreement; provided, further, that such delivery may be subject to separate agreement between Seller and Buyer as to the treatment thereof; and provided, further, that amounts received by Buyer in distribution on any such retransferred Class B Units shall be delivered to Seller and corresponding adjustments made to the capital accounts of Seller and Buyer under the Company

Operating Agreement; it being acknowledged, for the avoidance of doubt, that insofar as Class B Units are retransferred to Seller, Buyer may retain and shall not be required to apply under the following clauses of this Section 9.1(d) the corresponding portion of the recovered amount;

          (D)      fourth, to refund to the respective Indemnifying Parties amounts paid to Buyer under clause (iv) of Section 9.1(c) to the extent such amounts would not have been paid if such recovered amount had been paid by the Insurer prior to Buyer seeking recourse under such clause; provided, that if Class A Units were forfeited to Buyer pursuant to the Pledge Agreement as a result of Seller’s full or partial default under such clause, such Class A Units shall to the extent of such forfeiture be retransferred to Seller, in lieu of such application of the recovered amount, and valued at the value previously determined in such forfeiture pursuant to the Pledge Agreement; provided, further, that such delivery may be subject to separate agreement between Seller and Buyer as to the treatment thereof; and provided, further, that amounts received by Buyer in distribution on any such retransferred Class A Units shall be delivered to Seller and corresponding adjustments made to the capital accounts of Seller and Buyer under the Company Operating Agreement; it being acknowledged, for the avoidance of doubt, that, insofar as Class A Units are retransferred to Seller, Buyer may retain and shall not be required to apply under the following clauses of this Section 9.1(d) the corresponding portion of the recovered amount;

          (E)      fifth, to refund to the respective Indemnifying Parties amounts paid to Buyer under clause (iii) of Section 9.1(c) to the extent such amounts would not have been paid if such recovered amount had been paid by the Insurer prior to Buyer seeking recourse under such clause; and

          (F)      sixth, to restore amounts offset under clause (ii) of Section 9.1(c) to the extent such amounts would not have been offset if such recovered amount had been paid by the Insurer prior to Buyer seeking recourse under such clause.

          9.2     Indemnification by Buyer. (a) Subject to the limitations set forth in Section 9.2(b), Buyer covenants and agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers and representatives (and, if the Closing shall not have occurred, the Company and its officers, directors, employees, agents, advisers and representatives) (collectively, the “Seller Indemnitees”) from and against any and all Losses resulting from or arising out of (i) any inaccuracy (determined in accordance with the final sentence of this Section 9.2(a)) in any representation or warranty made by Buyer herein or under any of the Ancillary Agreements or in connection herewith or therewith; or (ii) any failure of Buyer to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof. For purposes of this Section 9.2(a), any inaccuracy in any representation and warranty shall be determined without regard to any materiality qualification, or any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty, which qualification or requirement limits the scope of such representation and warranty and, giving effect thereto, renders such representation or warranty accurate.

          (b)      Except for inaccuracies in the representations and warranties contained in Section 3.1, Buyer shall not be required to indemnify the Seller Indemnitees with respect to any claim for indemnification pursuant to clauses (i) or (ii) of Section 9.2(a), unless and until the aggregate amount of claims against Buyer under this Section 9.2 exceeds the Threshold, and, upon such Threshold being exceeded, Buyer shall be obligated to indemnify for the full amount of all such Losses, including the amount up to the Threshold. In no event shall Buyer be required to pay in excess of the Cap in respect of its indemnification obligations under this Section 9.2.

     9.3     Indemnification Procedures. (a) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), the

Indemnified Party shall deliver a Notice of Claim to the party required to provide indemnification (the “Indemnifying Party”) within a reasonable time after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and, if the Indemnified Party is a Buyer Indemnitee, Buyer shall provide to the Indemnifying Parties copies of such notices to the Insurer (“Insurer Notices”) as may be required to be delivered by Buyer to the Insurer by the terms of the Transaction Insurance. All procedures and agreements set forth in this Section 9.3 shall be subject to the terms and conditions of the Transaction Insurance, which shall control where in conflict with any provision of this Section 9.3. The Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any such claim or any litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to deliver a Notice of Claim as provided herein or an Insurer Notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party or Insurer, as the case may be, and such Indemnifying Party is materially prejudiced as a result of such failure to deliver such Notice of Claim or Insurer Notice; and provided further, however, that (x) where the Indemnifying Parties are Seller and/or the Members, such defense may be assumed or participated in only by a single counsel on behalf of all such Indemnifying Parties and in such cases any actions to be taken by an “Indemnifying Party” hereunder must be taken by Seller and the Members jointly, and (y) such defense may be jointly assumed or participated in by Seller and the Members only where their maximum liability for indemnification in respect of such claim, after giving effect to any coverage that may be available under the Transaction Insurance, is at least (A) 50% in the case of assumption, or (B) 33% in the case of participation, of the maximum aggregate amount of such claim (assuming for purposes of such calculation that such litigation were to be finally determined in favor of such third party claimant), and then only to the extent that Seller’s assumption or participation in such defense is permitted by the Insurer under the Transaction Insurance. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, or control by the Indemnified Party shall be required under or in connection with or shall be desirable in order to maximize coverage under the Transaction Insurance, the Indemnified Party shall have the right to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost (insofar as not as such costs are not covered by the Transaction Insurance) of the Indemnifying Party, provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding; and provided, further, that if the Indemnified Party does so take over and assume control, (i) subject to clauses (x) and (y) of the second sentence of this Section 9.3 (a), the Indemnifying Party shall be entitled to participate in the defense of such claim (at the Indemnifying Party’s expense) and (ii) the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld; provided, that (a) a settlement required by the Insurer shall not require the consent of Seller or any Member and (b) the reasonableness of the withholding of consent by Seller shall be determined in part by reference to the relative percentages of the claim in question that are reasonably expected, if such claim or litigation is finally determined in favor of the third party claimant, to be respectively (i) covered by the Transaction Insurance, (ii) paid by the Seller and/or the Members pursuant to this Section 9, or (iii) within the deductible amount of the Transaction Insurance and/or exceed the Cap. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand; provided, however, that except with the prior written consent of the Indemnifying Party, such Indemnified Party shall not consent to entry of any judgment nor enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnifying Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnifying Party of a release from all liability with respect to such claim or litigation. In any event, Seller and Buyer shall cooperate with each other and, to the extent applicable, the Insurer in the defense of any claim or litigation subject to this Section 9 and, subject to applicable attorney-client privileges unless otherwise specifically waived in writing, the records of each of Buyer and Seller shall be available to the other with respect to such defense.

          (b)      In the case of any Loss (other than a Loss resulting from a third party claim referred to in clause (a) of this Section 9.3) asserted to have been incurred by any Indemnified Party, such Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party or Parties within a reasonable time after such Indemnified Party ascertains such Loss.

          9.4     Survival of Representations and Warranties, etc. All Notices of Claim for indemnification under Section 6.1, clause (i) of Section 9.1(a) or clause (i) of Section 9.2(a) with respect to the representations, warranties and covenants contained herein must be delivered on or prior to the date that is 30 days after the termination of the respective survival periods set forth in this Section 9.4, and all lawsuits with respect to Losses referred to in such Notices of Claim must be brought within the proper periods as specified by the applicable statutes of limitations. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

          (a)      except as set forth in clause (b) below, the representations and warranties contained in Section 2 and Section 3 shall survive for a period ending on the second anniversary of the Closing Date;

          (b)      the representations and warranties of Seller and the Members contained in Sections 2.1, 2.2 and 2.4 shall survive indefinitely;

          (c)      the representations and warranties of Seller and the Members contained in Sections 2.15, 2.23, and 2.26 shall survive for so long as any statue of limitations applicable to the respective representation or warranty remains open; and

          (d)      the covenants and agreements contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms; provided, however, that the covenants in Section 6.1 shall survive for so long as any statue of limitations applicable to the respective Tax remains open.

          9.5     Other. (a) The provisions of this Section 9 shall in no way limit, supersede or otherwise affect the rights of any party under Sections 1.5, 1.6 and 1.8, and nothing contained in Sections 1.5, 1.6 and 1.8 relating to an adjustment to the Purchase Price shall limit, supersede or otherwise affect the rights of any party under this Section 9; provided, that no party shall be entitled to be compensated more than once for the same Loss.

          (b)      The remedies of indemnification and specific performance provided for in this Section 9 and in Sections 6.1 and 11.9 shall be the sole and exclusive remedy of the parties hereto after the Closing for any breach of this Agreement; provided, that nothing herein shall limit in any way any such party’s remedies in respect of fraud or intentional misrepresentation or omission by the other party in connection herewith or with any Ancillary Agreement or the transactions contemplated hereby or thereby or any party’s right to seek injunctive relief.

     10     Definitions.

          10.1     Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 10 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

          10.2     Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

          1940 Act: the Investment Company Act of 1940, as amended.

          2003 Option: as defined in Section 6.3.

          Acquisition Transaction: as defined in Section 4.2.

          Advisers Act: the Investment Advisers Act of 1940, as amended.

          Advisory Agreement: each Contract relating to the provisions of investment management or investment advisory services by the Company or Seller to any Person, including any subadvisory, “wrap fee” or similar agreement.

          Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

          Aggregate Member Cap: the total amount of the Purchase Price distributed or distributable by Seller to the Members, it being acknowledged and agreed that as of the date hereof such amount is expected, assuming Permitted Debt of approximately $11,000,000 and no Purchase Price Adjustments, to be approximately $1,500,000 as determined pursuant to the Seller Operating Agreement; provided, however, that in no event shall the Aggregate Member Cap be deemed to be less than $500,000. An authorized officer of Seller shall deliver to Buyer at Closing, and from time to time thereafter as may be reasonably requested by Buyer, a certificate attesting as to the amount of the Aggregate Member Cap and attaching such supporting data as Buyer may reasonably request.

          Aggregate Signing Date Fee Revenues: the aggregate Signing Date Fee Revenues of all Signing Date Clients.

          Agreement: this Stock Purchase Agreement, including the Exhibits and Schedules hereto and the Guarantee affixed hereto.

          Ancillary Agreements: the Stock Option Agreements, the Company Operating Agreement, the Contribution Agreement, the Employment Agreements, the Restrictive Covenant Agreements and other agreements necessary to consummate the Contemplated Transactions.

          Annualized Fee Revenues: in respect of any client of the Company as of a given date of determination, the total annualized investment advisory and sub-advisory fees of the Company from such client, determined by multiplying the Assets under Management for such client at such date by the Applicable Annualization Rate.

          Applicable Annualization Rate: the applicable annual fee schedule or rate for a client under such client's Advisory Agreements with the Company as of a given date of determination (excluding any performance-based fees).

          Assets: as defined in Section 2.16.

          Assets under Management: in respect of any client as of a given date, the aggregate value as of the close of trading on such date (or, if not a business day on which the NYSE is open for trading, the trading day last preceding such date of determination) of the assets under management by the Company pursuant to its Advisory Agreement(s) with such client.

          Balance Sheet: the audited balance sheet of Seller as of December 31, 2002, included in the Financial Statements.

          Business: the business and operations of the Company as previously or currently conducted.

          Buyer: as defined in the first paragraph of this Agreement.

          Buyer Indemnitees: as defined in Section 9.1(a).

          Buyer Material Adverse Effect: any (a) event, occurrence, fact, condition, change, development or effect that is or would reasonably be expected to be materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Company or (b) material impairment of the ability of Buyer to perform its respective obligations hereunder or under the Ancillary Agreements or of EVM to perform the Guarantee, excluding, for purposes of clause (a) but not clause (b) hereof, (x) changes in the United States securities markets or segments thereof generally that do not affect Parent, EVM or Buyer or their respective businesses materially differently from their effects on asset management businesses generally, (y) changes in the general economic, business or financial activities or conditions in the United States, and (z) changes in the asset management industry generally that do not affect Parent, EVM or Buyer or their respective businesses materially differently from their effects on asset management businesses generally.

          Buyer Plans: as defined in Section 6.6.

          Cap: as defined in Section 9.1(b).

          Cash Equivalents: (a) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (b) commercial paper with a maturity of less than one hundred-eighty (180) days or less issued by a corporation organized under the laws of any state of the United States of America or the District of Columbia and rated at least A-2 by Standard and Poor’s Corporation or at least P-2 by Moody’s Investors Service, Inc., (c) time deposits with, and certificates of deposits and banker’s acceptances issued by, any bank having capital surplus and undivided profits of not less than $100,000,000 and maturing not more than one hundred-eighty (180) days from the date of creation thereof, (d) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (a) and are with a bank described in clause (c), and (e) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Standard and Poor’s Corporation or Moody’s Investors Service, Inc.

          CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

          Class A Units: as defined in the recitals to this Agreement.

          Class B Units: as defined in the recitals to this Agreement.

          Class C Contribution: a cash amount equal to the aggregate amount of the Permitted Debt at Closing.

          Class C Issuance: as defined in the recitals to this Agreement.

          Class C Units: as defined in the recitals to this Agreement.

          Client: any Person (including any Fund) whose account is managed and advised pursuant to an Advisory Agreement.

          Client Consent: (a) in respect of any Client other than a Client account subject to ERISA, the written consent of such Client to the Contemplated Transactions, in a form to be prepared by Seller and subject to the prior review and written consent of Buyer, not to be unreasonably withheld,

          (b)      in respect of any Client account that is subject to ERISA, the written consent of such Client to the Contemplated Transactions, in substantially the form described in the previous clause (a) but containing such additional language in respect of the reappointment of the Company as an ERISA fiduciary as Buyer may reasonably request;

          (c)      in respect of any Client, the entry by such Client into a new Advisory Agreement with the Company to be effective on or prior to the Closing Date and in form and substance satisfactory to Buyer; or

          (d)      solely in respect of the Clients listed on Exhibit K hereto (but only if such Client account is not subject to ERISA), the failure of such Client to object to the assignment or deemed assignment of such Client’s Advisory Agreement in connection with the Contemplated Transactions within 45 days of the first written notice of the Contemplated Transactions, in form and substance acceptable to Buyer in its reasonable discretion, having been transmitted to such Client, provided that the Company mail to such Client on or immediately following the Closing Date notice of the consummation of the Closing, and provided further that the first such notice shall in any event request that such Client execute and return a form of consent as specified in clauses (a) and (b) preceding. In addition to the notices specified above, Buyer and Seller shall consult in good faith as to such other notices and communications as may be commercially reasonable in the solicitation of affirmative written consents of the Clients subject to this clause (d).

          Client Consents Adjustment: as defined in Section 1.5(c).

          Client Consents Adjustment Notice: as defined in Section 1.5(c).

          Client Consents Holdback: as defined in Section 1.5(a).

          Client Consents Holdback Notice: as defined in Section 1.5(b).

          Closing: as defined in Section 1.4.

          Closing Client Consents Certificate: as defined in Section 1.5(b).

          Closing Date: as defined in Section 1.4.

          Closing Date Balance Sheet: as defined in Section 1.6(a).

          Closing Date Adjusted Working Capital: as defined in Section 1.6(b).

          Closing Fee Revenues: the Annualized Fee Revenues determined as of the Test Date for all Signing Date Clients that have consented to the Contemplated Transactions in accordance with Section 4.8 as of the Test Date.

          Code: the Internal Revenue Code of 1986, as amended.

          Company: as defined in the preamble to this Agreement.

          Company's Accountants: the Company's independent public accountants, Moss Adams LLP.

          Company Disclosure Schedules: the disclosure schedules by the company attached to this Agreement.

          Company Intellectual Property: as defined in Section 2.19(b).

          Company Operating Agreement: the Operating Agreement of the Company in the form attached as Exhibit L.

          Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

          Contemplated Transactions: the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the Share Purchase, the Contribution Transaction, the Liquidation and the Class C Issuance.

          Contract: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which the Company is a party or by which they or any of their properties or assets are bound or, to Seller’s Knowledge, affected, in each case as amended, supplemented, waived or otherwise modified, that are of the types listed in clauses (a) through (p) below:

          (a)      leases, subleases, licenses, occupancy agreements, permits, franchises, insurance policies, agreements, Governmental Approvals and other Contracts concerning or relating to the Fairview Property;

          (b)      employment, consulting, severance, agency, bonus, compensation, or other trusts, funds and other Contracts (other than the Plans) relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants (whether or not legally binding), including sales agency or distributorship agreements or arrangements for the sale of any of the products or services of any member of the Company;

          (c)      loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts relating to the borrowing of money or obtaining of or extension of credit;

          (d)      licenses, licensing arrangements and other Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

          (e)      finder’s Contracts;

          (f)      joint venture, partnership and similar Contracts involving a sharing of profits or expenses;

          (g)      stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the acquisition, lease or disposition of the Company, any material assets or properties (other than sales of inventory made in the ordinary course of business), any business, or any capital stock of or other interest in any Person by Seller, the Company, or the Members, within the last ten years, or involving continuing indemnity or other obligations;

          (h)      Contracts prohibiting or materially restricting the ability of the Company to conduct the Business, to engage in any business or operate in any geographical area or to compete with any Person;

          (i)      orders and other Contracts for the purchase or sale of materials, supplies, products or services, involving aggregate payments in excess of $10,000 in each case or $25,000 in the aggregate;

          (j)      orders and other Contracts with or for the direct or indirect benefit of the Company or any Affiliate of the Company (other the Company) (whether or not legally binding);

          (k)      Contracts providing for future payments that are conditioned, in whole or in part, on a change in control of the Company;

          (l)      powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction;

          (m)      Contracts not entered into in the ordinary course of business;

          (n)      Contract or series of related Contracts with respect to which the aggregate amount that would reasonably expected to be paid or received thereunder in the future exceeds $10,000 per annum or an aggregate of $25,000 under the term of the Contract;

          (o)      Advisory Agreements; and

          (p)      Contracts that are or are reasonably likely to be material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company.

          Conversion: as defined in the recitals to this Agreement.

          Conversion Certificates: Certificates of Conversion and Formation in substantially the forms attached as Exhibits A and B respectively hereto.

          Demand: a written demand by an Indemnified Party to one or more Indemnifying Parties for the payment of indemnification in respect of a Loss. In respect of Losses that do not arise from a third-party claim, the Notice of Claim shall constitute the Indemnified Party’s Demand. In the case of Losses arising out of third party claims, Losses may be the subject of one or more Demands as such Losses are incurred.

          DGCL: as defined in the recitals to this Agreement.

          DLLCA: as defined in the recitals to this Agreement.

          Eaton Vance Common Stock: the Non-Voting Common Stock, par value $0.0078125 per share, of Parent.

          Employees: as defined in Section 2.26(a).

          Employment Agreements: as defined in Section 7.2(h).

          Environmental Laws: all Laws relating to the protection of the environment, to human health and safety, or to any Environmental Activity, including, without limitation, (a) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          EVM: Eaton Vance Management, a Massachusetts business trust.

          Exchange Act: the Securities Exchange Act of 1934, as amended.

          Fairview Lease: the Office Building Lease, dated as of October 19, 2000, by and between Parametric Portfolio Associates, a Delaware general partnership, and 1151 Fairview Associates LLC, a Washington limited liability company.

          Fairview Property: as defined in Section 2.17(b).

          Financial Statements: the financial statements of the Company as at and for years ended December 31, 2002 and 2001, and as at the end of and for each fiscal quarter ending after the date of the Balance Sheet and prior to the Closing Date, together with reports on such year-end statements by the Company’s Accountants, including in each case a balance sheet, a statement of income, a statement of stockholders’ equity and a statement of cash flows, and accompanying notes.

          Funds: each registered investment company (as defined in the 1940 Act) or series or portfolio thereof for which Seller acts as subadvisor pursuant to an Advisory Agreement set forth on Schedule 2.18(a).

          Fund Board: the board of directors or trustees (or equivalent governing body) of each Fund.

          Fund Shareholder Approvals: the approval by the shareholders of each Fund of the Contemplated Transactions, insofar as required under applicable Law or the Organizational Documents of such Fund.

          GAAP: as defined in Section 2.6(b).

          Guarantee: the Guarantee of EVM affixed hereto.

          Governmental Approval: any Consent of, with or to any Governmental Authority.

          Governmental Authority: any government; any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any Self-Regulatory Organization.

          Hazardous Materials: any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials; (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder; or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

          Holdback: as defined in Section 1.8.

          Income Tax: any Tax computed in whole or in part based on or by reference to net income and any alternative minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

          Income Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Indebtedness: as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

          Indemnified Party: as defined in Section 9.3.

          Indemnifying Party: as defined in Section 9.3.

          Indemnity Holdback: as defined in Section 1.8.

          Independent Accountants: as defined in Section 1.7.

          Insurance Claim: a claim for coverage delivered by Buyer to the Insurer in respect of a Loss or claim that is the subject of a Notice of Claim.

          Insurer: the insurer under the Transaction Insurance.

          Intellectual Property: United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights including, without limitation, registrations and applications to register or renew the registration of any of the foregoing United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, algorithms, trade secrets, know-how, computer software, data and documentation, proprietary information (including, without limitation, ideas, manufacturing, development and production techniques, drawing, specifications, designs, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information), and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

          IRS: the Internal Revenue Service.

          knowledge: with respect to any natural person, such person's actual knowledge (including knowledge deemed held pursuant to the following sentence of this definition) and, with respect to any other Person, the actual knowledge of its executive officers and directors (or, if none, persons of comparable responsibility with respect to such Person) (including knowledge deemed held pursuant to the following sentence of this definition). Any officer or director or Person with comparable responsibility will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if a reasonable officer, director or Person with comparable responsibility who holds a comparable position in a similarly situated company in the asset management industry would have had knowledge of such a fact, circumstance, event or other matter had it occurred in or with respect to such a company and had such officer, director or Person made commercially reasonable inquiry in respect thereof.

          Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

          Leased Real Property: all interests leased pursuant to the Leases.

          Leases: the real property leases, subleases, licenses and occupancy agreements pursuant to which the Company is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

          Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.

          Litigation: any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority.

          Losses: as defined in Section 9.1(a).

          Material Adverse Effect: any (a) event, occurrence, fact, condition, change, development or effect that is or would reasonably be expected to be materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Company or (b) material impairment of the ability of Seller, the Company or any Member to perform its respective obligations hereunder or under the Ancillary Agreements, excluding, for purposes of clause (a) but not clause (b) hereof, (x) changes in the United States securities markets or segments thereof generally that do not affect the Company or its business materially differently from their effects on asset management businesses generally, (y) changes in the general economic, business or financial activities or conditions in the United States, and (z) changes in the asset management industry generally that do not affect the Company or its business materially differently from their effects on asset management businesses generally.

          material respects: for purposes of Sections 7.2(a), 7.3(a), and 8.1(d), the phrase “all material respects” shall mean: all respects (in the case of any representation or warranty containing any materiality qualification), and all material respects (in the case of any representation or warranty without any materiality qualification).

          Member: each holder, whether of record, beneficially or both, of the economic units of Seller.

          Members: as defined in the first paragraph of this Agreement.

          Members' Representative: as defined in Section 11.4.

          NASD: the National Association of Securities Dealers, Inc.

          Net Working Capital Adjustment: as defined in Section 1.6(b).

          Net Working Capital Holdback: as defined in Section 1.8.

          Notice of Claim: written notice from an Indemnified Party to one or more Indemnifying Parties setting forth (a) in the case of Losses other than Losses arising from third party claims referred to in clause (a) of Section 9.3, the asserted Loss and the reasons why such Loss is asserted to be indemnified hereunder, and (b) in the case of third party claims referred to in clause (a) of Section 9.3, setting forth the nature of such third party claim.

          NYSE: the New York Stock Exchange, Inc.

          ordinary course of business: the usual, regular and ordinary course of business of the Company consistent with the past custom and practice thereof.

          Organizational Documents: as to any Person, its certificate or articles of incorporation, by-laws and other organizational documents.

          Owned Intellectual Property: as defined in Section 2.19(a).

          Parent: Eaton Vance Corp., a Maryland corporation.

          Permitted Debt: the following debts, obligations and liabilities of the Company: (a) the outstanding principal amount of and accrued but unpaid interest under the Senior Loan Agreement, in an aggregate amount of not greater than $4,590,000; (b) the outstanding principal amount of and accrued but unpaid interest under the Subordinated Note dated December 31, 2001 of PPA Acquisition Corp. I d.b.a. Parametric Portfolio Associates in favor of PIMCO Advisors L.P., in an aggregate amount of not greater than $1,518,212; (c) the outstanding principal amount of and accrued but unpaid interest under the Subordinated Note dated December 31, 2002 of PPA Acquisition Corp. I d.b.a. Parametric Portfolio Associates in favor of PIMCO Advisors L.P., in an aggregate amount of not greater than $2,824,147; and (d) the outstanding principal amount of and accrued but unpaid interest under the Working Capital Note dated June 15, 2001 of Parametric Portfolio Associates in favor of PIMCO Advisors L.P., in an aggregate amount of not greater than $1,900,000.

          Permitted Liens: (a) Liens reserved against in the Balance Sheet, to the extent so reserved, (b) Liens for Taxes not yet due and payable, and (c) those Liens, if any, that (i) secure obligations of less than $10,000 individually or $50,000 in the aggregate and (ii) individually and in the aggregate with all other Permitted Liens, do not and would not reasonably be expected to materially detract from the value of any of the property or assets of the Company, or to materially interfere with the use thereof as currently used or contemplated to be used, or to otherwise have or result in a Material Adverse Effect.

          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          Plans: as defined in Section 2.26(a).

          Pledge Agreement: the Pledge and Security Agreement between Seller and Buyer in the form attached as Exhibit M hereto.

          Post-Conversion Consent: as defined in Section 2.1(b).

          PPA Stock: as defined in the recitals to this Agreement.

          Pre-Closing Tax Period: as defined in Section 6.1(a).

          Primary Holdback: as defined in Section 1.8.

          Pro Rata Share: as applied in respect of a Member and a given amount, the result obtained by multiplying the percentage set forth next to such Member's name on Exhibit N hereto (expressed as a decimal fraction) by such amount.

          Purchase Price: as defined in Section 1.1.

          Purchase Price Adjustments: as defined in Section 1.6(b).

          Purchased PPA Stock: as defined in the recitals to this Agreement.

          Real Property Laws: as defined in Section 2.17(f).

          Regulatory Documents: as defined in Section 2.7(a).

          Related Persons: as defined in Section 2.26(a).

          Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

          Representatives: as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisers and representatives.

          Restrictive Covenant Agreement: as defined in Section 7.2(k).

          Retained PPA Stock: as defined in recitals to this Agreement.

          Retained Class A Units: as defined in the recitals to this Agreement.

          Retained Class B Units: as defined in the recitals to this Agreement.

          Retained Units: as defined in the recitals to this Agreement.

          SEC: the Securities and Exchange Commission.

          Securities Act: the Securities Act of 1933, as amended.

          Self Regulatory Organization: the New York Stock Exchange, Inc. and other self-regulatory organizations in the securities or commodities field, including, without limitation, the National Futures Association, the National Association of Securities Dealers, Inc. and NASD Regulation, Inc.

          Seller: as defined in the first paragraph of this Agreement.

          Seller Indemnitees: as defined in Section 9.2(a).

          Seller Operating Agreement: as defined in Section 6.5.

          Seller's Knowledge: the knowledge of Seller, the Company or any Member.

          Senior Debt Agreement: as defined in Section 2.18(b).

          Senior Lender: as defined in Section 2.18(b).

          Share Purchase: as defined in the recitals to this Agreement.

          Signing Date Clients: any Client of the Company as of the date of this Agreement.

          Signing Date Fee Revenues: in respect of any Signing Date Client, the Annualized Fee Revenues of the Company under such Client's Advisory Agreement as of the close of business on the trading day last preceding the date of this Agreement.

          Stock Option Agreement: the stock option agreement attached in substantially the form of Exhibit D hereto.

          Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

          Target Adjusted Working Capital: $2,100,000.

          Tax: any federal, state, local or foreign income, alternative or add-on minimum accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

          Tax Indemnitees: as defined in Section 6.1(a).

          Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Test Date: the final trading day of each week, beginning with the seventh full week after the date of this Agreement and continuing through the Closing or termination of this Agreement in accordance with its terms.

          Test Date Certificate: a certificate, to be executed by an authorized officer of the Company and delivered to Buyer no later than 10 a.m. Eastern time on the Monday immediately following each Test Date, listing each Signing Date Client from whom a Client Consent has been duly received as of such Test Date, the Annualized Fee Revenues of such Signing Date Client determined as of such Test Date, and the aggregate Annualized Fee Revenues of all Signing Date Clients so listed.

          Threshold: as defined in Section 9.1(b).

          Transaction Insurance: as defined in Section 7.2(q).

          Transaction Insurance Costs: as defined in Section 1.1.

          Treasury Regulations: the regulations prescribed under the Code.

          Umbrella Holdback: as defined in Section 1.8.

          Units: the Class A Units, the Class B Units and the Class C Units, constituting all of the outstanding units of economic interest in the Company.

     11     Miscellaneous.

          11.1     Expenses. (a) Except as set forth below in this Section 11.1 or as otherwise specifically provided for in this Agreement, Seller and the Members, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, financial advisers’, investment bankers’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

          (b)      Seller and the Members shall bear the expenses, costs and fees (including attorneys’, financial advisers’, investment bankers’, auditors’ and financing commitment fees) of the Company incurred, accrued or accruable, prior to Closing, in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

          (c)      Seller and the Members shall be responsible for, and neither Buyer nor the Company shall bear, any Taxes that relate directly to the purchase and sale of the Purchased PPA Stock pursuant to this Agreement (including, without limitation, applicable transfer Taxes, gains Taxes and Income Taxes resulting directly from such sale of the Purchased PPA Stock), except as may specifically be provided to the contrary in this Agreement.

          (d)      If this Agreement is terminated in accordance with its terms, the Company, Seller and the Members shall be responsible for, and Buyer shall not bear, responsibility for any and all Transaction Insurance Costs, including any break-up or similar fees assessable by the insurance carrier in respect thereof.

          11.2     Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:

(i)

if to Buyer (or, after Closing, to the Company),

Eaton Vance Corp.
The Eaton Vance Building
255 State Street
Boston, Massachusetts 02109
Facsimile: (617) 598-0432
Telephone: (617) 598-8180
Attention: Chief Legal Officer

with a copy to:
Kirkpatrick & Lockhart LLP
535 Smithfield Street
Pittsburgh, PA 15222
Facsimile: (412) 355-6501
Telephone: (412) 355-6500
Attention: Robert P. Zinn, Esq.

(ii)

if to Seller, the Company or Members (or, prior to Closing, the Company),

Parametric Portfolio Associates
1151 Fairview Avenue N.
Seattle, Washington 98109-4142
Telephone: (206) 694-5575
Facsimile: (206) 694-4192
Attention: Brian Langstraat

with a copy to:

Perkins Coie LLP 1201 Third Street, Suite 4800 Seattle, Washington 98101 Telephone: (206) 583-8888 Attention: Steven R. Yentzer, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

     All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

          11.3     Governing Law, etc. (a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof (other than Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

          (b)      The parties hereby agree that, in the event of any dispute (other than a dispute in respect of which provisions for resolution are otherwise set forth in this Agreement), they will meet and attempt to resolve such dispute within ten (10) days after a party gives a notice of dispute to one other party or parties. If for any reason they do not agree on a resolution, then each party will consider whether alternative dispute resolution (including, without limitation, arbitration) would be appropriate for the resolution of such dispute. Alternative dispute resolution shall be adopted only if all parties agree in writing, such decision to be made by each party in its sole discretion. This Section 11.3(b) shall not affect or be deemed to require any delay in the ability of any party to seek injunctive relief in respect of any dispute arising under this Agreement.

          (c)      The parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States of America located in the City of Boston in the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a Massachusetts or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. The parties agree that in any action, suit or proceeding for the interpretation or enforcement hereof, the costs of the prevailing party (including reasonable attorney’s fees and costs) will be paid by the other party.

          11.4     Members’ Representative. Each Member hereby irrevocably appoints Seller (herein called the “Members’ Representative”) as the agent and attorney-in-fact respectively of each such Member to take any action required or permitted to be taken by such Member under the terms of this Agreement, including without limiting the generality of the foregoing, the right to receive and pay funds on behalf of such Member, to waive, modify or amend any of the terms of this Agreement in any respect, whether or not material, and to settle indemnification claims or any disputed matters arising under this Agreement or any agreement executed in connection herewith. Each Member agrees to be bound by any and all actions taken by the Members’ Representative on his or its behalf. All obligations of Buyer to make any delivery or payment to any or all Members shall be satisfied by the making of such delivery or payment to the Members’ Representative, who shall be solely responsible for further delivery or payment to the respective Members. The Members agree jointly and severally to indemnify the Members’ Representative from and against and in respect of any and all liabilities, damages, claims, costs, and expenses, including but not limited to attorneys’ fees, arising out of or due to any action by them as the Members’ Representative and any and all actions, proceedings, demands, assessments, or judgments, costs, and expenses incidental thereto, except to the extent that the same result from bad faith or gross negligence on the part of the Members’ Representative. Buyer shall be entitled to rely exclusively and completely upon any communications given by the Members’ Representative on behalf of any Member, and shall not be liable for any action taken or not taken in reliance upon the Members’ Representative nor have any duty to inquire as to whether the Members’ Representative has received any consent of the Members (or any of them) described in this Section. Buyer shall be entitled to disregard any notices or communications given or made by the Members unless given or made through the Members’ Representative. The power of attorney granted by each Member to the Members’ Representative hereunder is irrevocable and coupled with an interest. Notwithstanding the appointment of the Members’ Representative hereunder, Buyer may require the written concurrence of Seller and any or all Members to any action taken hereunder.

          11.5     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          11.6     Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto and any purported assignment in violation of this Section 11.6 shall be null and void; provided, that Buyer may assign this Agreement to any Subsidiary or Affiliate of Buyer, or to any lender to Buyer or any Subsidiary or Affiliate thereof, as security for obligations to such lender, and provided, further, that no assignment to any such Subsidiary, Affiliate or lender shall in any way affect Buyer’s obligations or liabilities under this Agreement, nor release EVM from the Guarantee.

          11.7     No Third Party Beneficiaries. Except as provided in Section 9 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          11.8     Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought (or, as provided in Section 11.4 above, by the Members’ Representative). Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or (except as provided in Section 9.5(b)) of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Company, Seller and the Members shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including but not limited to by any of its Representatives) or by reason of the fact that Buyer or any of such Representatives should have known that any such representation or warranty is or might be inaccurate.

          11.9     Specific Performance. The parties to this Agreement acknowledge that it may be impossible to measure in money any damages that a party would incur if any term, covenant or condition contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain and injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in additional to any other remedy hereunder. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

          11.10     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the Guarantee) and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          11.11     Confidentiality. From and after the date hereof, each party shall maintain in confidence, and each party shall cause its agents, representatives and Affiliates to maintain in confidence, and no party shall use to the detriment or competitive disadvantage of another party or Affiliate, any information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions. The foregoing covenants shall not apply (a) with respect to information that is already known to a party or to others not bound by a duty of confidentiality or such information that becomes publicly available through no fault of such party, (b) to the extent necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, and (c) to the extent required under applicable law, including reporting the Contemplated Transactions on Tax Returns and disclosure requirements applicable to Parent under the Federal securities laws and the rules and regulations issued thereunder. If the Contemplated Transactions are not consummated, each party shall return or destroy as much of confidential information received from the other as the other party may reasonably request.

          Notwithstanding any contrary provision that may be contained herein, any party to this Agreement (and each employee, representative, or other agent of any such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that the foregoing shall not serve to authorize the disclosure of such information to the extent such information is subject to restrictions reasonably necessary to comply with applicable securities laws, and provided, further, that the foregoing shall not serve to authorize the disclosure of the identity of any party or any confidential business information of any party to the extent the disclosure of such identity or information is not related or relevant to the tax treatment and tax structure of the transactions contemplated by this Agreement.

          11.12     Business Trusts. Seller, the Company and each Member expressly acknowledge that each of Buyer and EVM is a business trust and that the respective Declaration of Trust of each limits the personal liability of its shareholders, trustees, officers and employees. Seller, the Company and each Member hereby agree that each shall look solely to the trust property of Buyer for the satisfaction of claims and obligations of any nature arising out of this Agreement or otherwise in connection with the affairs of Buyer, and it shall not seek redress or satisfaction for such claims or obligations from any shareholder, trustee, officer, or employee of Buyer. Seller, the Company and each

Member hereby agree that each shall look solely to the trust property of EVM for the satisfaction of claims and obligations of any nature arising out of the Guarantee or otherwise in connection with the affairs of EVM, and it shall not seek redress or satisfaction for such claims or obligations from any shareholder, trustee, officer, or employee of EVM.

          11.13     Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

          11.14     Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          11.15     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PPA ACQUISITION CORP., a Delaware corporation

By:	/s/ Brian Langstraat
Name: Brian Langstraat Title: Chief Executive Officer

PPA ACQUISITION, L.L.C., a Delaware limited liability company

By:	/s/ Brian Langstraat
Name: Brian Langstraat Title: Chief Executive Officer

EATON VANCE ACQUISITIONS, a Massachusetts business trust

By:	/s/ James B. Hawkes
Name: James B. Hawkes Title: President

MEMBERS
/s/ Brian Langstraat
Brian Langstraat
/s/ David M. Stein
David M. Stein

IN WITNESS WHEREOF, for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, having reviewed this Agreement, hereby joins this Agreement in order to, and hereby does, unconditionally guarantee the payment obligations of Buyer under this Agreement, all as of the day and year first above written, in each case conditioned upon the Closing having occurred, and agrees that this guarantee shall be binding upon the undersigned’s legal successors and assigns.

EATON VANCE MANAGEMENT,
a Massachusetts Business Trust

By:	/s/ James B. Hawkes
Name: James B. Hawkes Title: President

Exhibit 2.4

Exhibit N to Stock Purchase Agreement
Pro Rata Shares

Brian Langstraat	38%
David M. Stein	62%